Exhibit 2.1

TRANSACTION AGREEMENT

BY AND AMONG
THL EQUITY FUND VIII INVESTORS (PB), LLC,
8TH AVENUE FOOD & PROVISIONS, INC.
AND
POST HOLDINGS, INC.

Dated as of August 2, 2018

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EXHIBITS

Exhibit A – Form of Amended and Restated 8th Avenue Articles
Exhibit B – Form of Amended and Restated 8th Avenue Bylaws
Exhibit C – Form of Certificate of Designation
Exhibit D – Form of Bridge Loan Assignment and Assumption Agreement
Exhibit E – Form of Golden Boy Canada Assignment and Assumption Agreement
Exhibit F – Form of Management Rights Letter
Exhibit G – Form of Master Services Agreement
Exhibit H – Form of Registration Rights Agreement
Exhibit I – Form of Shareholders Agreement
Exhibit J – Form of Tax Sharing Agreement

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TRANSACTION AGREEMENT
THIS TRANSACTION AGREEMENT (this “Agreement”) is dated as of August 2, 2018 by and among THL EQUITY FUND VIII INVESTORS (PB), LLC, a Delaware limited liability company (the “Investor”), 8TH AVENUE FOOD & PROVISIONS, INC., a Missouri corporation (“8th Avenue”), and POST HOLDINGS, INC., a Missouri corporation (“Post”). Certain capitalized terms used in this Agreement are defined in Section 1.1.
RECITALS
A.As of the date hereof, Post owns all (100%) of the issued and outstanding capital stock of 8th Avenue, consisting of 1,000 shares of “Class A Common” stock, par value $0.01 per share, which, upon consummation of the Closing in connection with the filing of the Amended and Restated 8th Avenue Articles with the Missouri Secretary of State, will be converted into 1,000 shares of 8th Avenue Class B Common Stock.
B.Agricore United Holdings Inc., a Delaware corporation (“Agricore”), Attune Foods, LLC, a Delaware limited liability company (“Attune”), GB Acquisition USA, Inc., a Washington corporation (“GB Acquisition”), Golden Acquisition Sub, LLC, a Delaware limited liability company (“Golden Acquisition”), and PHI Acquisition LP ULC, a British Columbia unlimited liability company (“PHI Acquisition”), and their respective Subsidiaries, are engaged in the manufacture and sale of the following private brand products: organic and conventional peanut and tree nut butters and roasted and granulated nuts, organic and non-GMO granola, grain-based snacks that contain granola, conventional and premium trail mixes and dried fruit and nuts, and conventional and premium dry pasta products, and the provision of commercial peanut blanching services.
C.As of the date hereof, Post owns (i) all (100%) of the issued and outstanding capital stock in each of Agricore (the “Agricore Shares”) and GB Acquisition (the “GB Acquisition Shares”), (ii) all (100%) of the issued and outstanding equity securities in PHI Acquisition (the “PHI Acquisition Shares”; together with the Agricore Shares and the GB Acquisition Shares, the “Shares”), and (iii) all (100%) of the issued and outstanding membership interests of Attune (the “Attune Interests”) and Golden Acquisition (the “Golden Acquisition Interests”; together with the Attune Interests, the “Interests”; and collectively, the Shares and the Interests, the “Equity Securities”).
D.Prior to the Closing, Post intends to borrow Six Hundred Twenty-Five Million Dollars ($625,000,000) (the “Bridge Loan”) as contemplated by the Bridge Loan Commitment Letter.
E.On the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Parties intend to effect the following transactions in the following order: (i) the Stock Purchase; (ii) the Post Contribution; and (iii) the Investor Contribution.
F.The Parties intend that, promptly following the Closing, 8th Avenue will borrow an amount (the “Permanent Loan”) to repay amounts outstanding under the Bridge Loan.
G.The Parties intend that, for United States federal income Tax purposes, the Stock Purchase shall be treated as a taxable sale by Post to the Investor, and the Post Contribution and the Investor Contribution shall be collectively treated as a contribution pursuant to Section 351 of the Code (and the assumption by 8th Avenue of the Bridge Loan as part of the Post Contribution shall be treated as described in Section 357(a) of the Code).

H.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Post’s willingness to enter into this Agreement, each of Thomas H. Lee Equity Fund VIII, L.P., Thomas H. Lee Parallel Fund VIII, L.P., THL Executive Fund VIII, L.P. and THL Fund VIII Coinvestment Partners, L.P. (collectively, the “Guarantors”) are entering into a limited guarantee in favor of Post (the “Guarantee”) with respect to certain payment obligations of the Investor under this Agreement to the same extent as if the Guarantors were a party hereto.
I.Concurrently with the execution and delivery of this Agreement, and as an inducement to each Party’s willingness to enter into this Agreement, each of Thomas H. Lee Equity Fund VIII, L.P., Thomas H. Lee Parallel Fund VIII, L.P., THL Executive Fund VIII, L.P. and THL Fund VIII Coinvestment Partners, L.P. (each a “Sponsor” and collectively, the “Sponsors”) are entering into an equity financing commitment letter in favor of the Investor (together with all exhibits, schedules and attachments thereto, the “Equity Commitment Letter”), pursuant to which the Sponsors have committed, subject to the terms and conditions therein, to invest in the Investor the amounts set forth therein.
NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Certain Defined Terms. As used in this Agreement, the terms below shall have the following meanings.
“8th Avenue” has the meaning specified in the first paragraph of this Agreement.
“8th Avenue Equity Incentive Plan” has the meaning specified in Section 6.14(b)(i).
“8th Avenue Canadian Defined Contribution Plan” has the meaning specified in Section 6.12(b).
“8th Avenue Canadian Health and Welfare Benefit Plan” has the meaning specified in Section 6.12(d).
“8th Avenue Health and Welfare Benefit Plan” has the meaning specified in Section 6.12(c).
“8th Avenue Class A Common Stock” means Class A common stock, par value $0.01 per share, of 8th Avenue.
“8th Avenue Class B Common Stock” means Class B common stock, par value $0.01 per share, of 8th Avenue.
“8th Avenue Common Stock” means 8th Avenue Class A Common Stock and 8th Avenue Class B Common Stock.
“8th Avenue Savings Investment Plan” has the meaning specified in Section 6.12.
“8th Avenue Series A Preferred Stock” means 11% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share, of 8th Avenue.
“Acquisition Transaction” has the meaning specified in Section 6.10.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Contract” has the meaning specified in Section 4.22.
“Aggregate Value” means One Billion, Twenty-Five Million Dollars ($1,025,000,000).
“Agreed 8th Avenue Expenses” has the meaning specified in Section 10.2.
“Agreement” has the meaning specified in the first paragraph of this Agreement.
“Agricore” has the meaning specified in Recital B.
“Agricore Shares” has the meaning specified in Recital C.
“Amended and Restated 8th Avenue Articles” means amended and restated articles of incorporation of 8th Avenue, to be filed with the office of the Missouri Secretary of State on or before the Closing Date, in the form attached hereto as Exhibit A.
“Amended and Restated 8th Avenue Bylaws” means amended and restated bylaws of 8th Avenue, to be adopted by the Board of Directors of 8th Avenue on or before the Closing Date, in the form attached hereto as Exhibit B.
“Ancillary Agreements” means the Conveyance and Assumption Instruments, the Bridge Loan Assignment and Assumption Agreement, the Golden Boy Canada Assignment and Assumption Agreement, the Master Services Agreement, the Shareholders Agreement, the Registration Rights Agreement and the Tax Sharing Agreement.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws prohibiting bribery and corruption, whether public or private, including the U.S. Foreign Corrupt Practices Act, as amended; the U.S. Travel Act; and the UK Bribery Act 2010.
“Antitrust Laws” has the meaning specified in Section 6.3(a).
“Asset Sufficiency Representation” has the meaning specified in Section 9.1(a).
“Attune” has the meaning specified in Recital B.
“Attune Interests” has the meaning specified in Recital C.
“Bankruptcy and Equity Exception” has the meaning specified in Section 4.2.
“Bridge Loan” has the meaning specified in Recital D.
“Bridge Loan Assignment and Assumption Agreement” means the assignment and assumption agreement between Post and 8th Avenue, to be entered into on the Closing Date, in the form attached hereto as Exhibit D.
“Bridge Loan Commitment Letter” has the meaning specified in Section 4.24.
“Bridge Loan Letters” has the meaning specified in Section 4.24.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of the United States of America or the State of New York.
“Canadian Employee” has the meaning specified in Section 6.12(b).
“Canadian Exit” has the meaning specified in Section 6.12(d).
“Cap” has the meaning specified in Section 9.2(c).
“Certificate of Designation” means the certificate of designation of 8th Avenue setting forth the terms of the 8th Avenue Series A Preferred Stock, in the form attached hereto as Exhibit C.
“CFIA” means the Canadian Food Inspection Agency.
“Closing” has the meaning specified in Section 3.1.
“Closing Adjustment” means an amount (which may be a positive or negative number) equal to (i) the sum of (a) the amount of the Closing Total Net Working Capital Adjustment, and (b) the amount of the Closing Total Cash, less (ii) the sum of (a) the amount of the Closing Total Indebtedness, and (b) the amount of the Closing Total Company Expenses.
“Closing Date” has the meaning specified in Section 3.1.
“Closing Date Statement” has the meaning specified in Section 2.4(a).
“Closing Total Cash” means the amount of all cash, cash equivalents and marketable securities, excluding any Restricted Cash, held by the Companies as of immediately prior to the Effective Time, determined in accordance with GAAP (which amount may be a positive or negative number); provided, that, for the avoidance of doubt, Closing Total Cash shall be calculated net of any bank overdrafts, exclude any issued but uncleared checks, wires and drafts, and include any checks, wires and drafts actually received by any of the Companies, whether or not cleared.
“Closing Total Company Expenses” means, without duplication, the amount of all Company Expenses of the Companies that remains unpaid as of immediately prior to the Closing.
“Closing Total Indebtedness” means the amount of all Indebtedness of the Companies that remains unpaid as of immediately prior to the Closing.
“Closing Total Net Working Capital” means the Net Working Capital of the Companies as of immediately prior to the Effective Time.
“Closing Total Net Working Capital Adjustment” means an amount equal to the Closing Total Net Working Capital less the amount of the Target Net Working Capital (which amount may be a positive or negative number).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collection Cost” has the meaning specified in Section 8.2(b).

“Companies” means each of (i) 8th Avenue, (ii) Agricore, (iii) American Blanching Company, a Georgia corporation, (iv) Attune, (v) Dakota Growers Pasta Company, Inc., a North Dakota corporation, (vi) DNA Dreamfields Company, LLC, an Ohio limited liability company, (vii) GB Acquisition, (viii) Golden Acquisition, (ix) Golden Boy Foods, (x) Golden Boy Nut Corporation, a Delaware corporation, (xi) Golden Nut Company (USA) Inc., a Washington corporation, (xii) Nuts Distributor of America Inc., a Washington corporation, (xiii) PHI Acquisition, (xiv) PHI Acquisition GP ULC, a British Columbia unlimited liability company, (xv) PHI Acquisition Limited Partnership, a British Columbia limited partnership, and (xvi) Primo Piatto, Inc., a Minnesota corporation, and each one is a “Company.”
“Company Benefit Plan” has the meaning specified in Section 4.14(a).
“Company Employees” means any employee who is employed by any of the Companies immediately prior to the Effective Time.
“Company Expenses” means with respect to any Company, (i) the collective amount payable by, or Liabilities of, such Company to outside legal counsel, accountants, advisors, brokers, financing sources and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including the transactions contemplated by the Bridge Loan and any transactions related thereto, which amount shall include the aggregate interest expense incurred by 8th Avenue or any of the Companies under the Permanent Loan (or the revolving credit facility associated therewith) from the period between the Closing and the date on which the Closing Adjustment is paid pursuant to Section 2.5, attributable to fees and expenses associated with the Bridge Loan and the transactions contemplated thereby, but only to the extent such fees and expenses were satisfied with the Permanent Loan (or the revolving credit facility associated therewith) as opposed to a reduction of the proceeds received by Post from the Bridge Loan, (but, for the avoidance of doubt, otherwise excluding the transactions contemplated by the Permanent Loan and any transactions related thereto and excluding the Agreed 8th Avenue Expenses), (ii) the Identified Transaction Bonuses (including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code or, only to the extent there exists such an obligation, to offset or gross up any Person for any excise Taxes or income Taxes related to the Identified Transaction Bonuses, and (iii) the amount of any Transfer Taxes payable by such Company or Post.
“Company Indemnified Party” means the Investor and its Affiliates (including, after the Closing, if designated as such by the Investor pursuant to Section 9.2(d), the Companies) and their respective stockholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns.
“Company Intellectual Property” has the meaning specified in Section 4.13(a).
“Company Pension Plan” has the meaning specified in Section 4.14(b).
“Company Real Estate” has the meaning specified in Section 4.10(a).
“Company Released Party” has the meaning specified in Section 6.15.
“Company Subsidiaries” means (i) American Blanching Company, a Georgia corporation, (ii) Dakota Growers Pasta Company, Inc., a North Dakota corporation, (iii) DNA Dreamfields Company, LLC, an Ohio limited liability company, (iv) Golden Boy Foods Ltd., a British Columbia corporation, (v) Golden Boy Nut Corporation, a Delaware corporation, (vi) Golden Nut Company (USA) Inc., a Washington corporation, (vii) Nuts Distributor of America Inc., a Washington corporation, (viii) PHI Acquisition GP ULC, a British Columbia unlimited liability company, (ix) PHI Acquisition Limited Partnership, a British Columbia limited partnership, and (x) Primo Piatto, Inc., a Minnesota corporation.

“Company Systems” means the information technology systems owned, licensed, leased or otherwise held for use (including for hosting or colocation) by any Company or used in the business of the Companies as currently conducted and currently proposed to be conducted, including all computer hardware, software, firmware, telecommunications systems, and similar or related infrastructure.
“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated March 8, 2018, between Thomas H. Lee, Partners, L.P. and Post.
“Contract” means any contract, indenture, note, bond, lease, license, commitment, obligation, instrument, arrangement, understanding or other agreement to which a Person is legally bound or to which its assets or properties are subject, and any amendments or supplements thereto.
“Conveyance and Assumption Instruments” mean, collectively, the various instruments of assumption, instruments of assignment, stock certificates, stock powers and other instruments of assignment, transfer, assumption and conveyance necessary to effect the Transactions (including any transactions that are effected prior to the Transactions pursuant to an internal reorganization or similar transaction that were entered into with the primary purpose of consummating any of the Transactions).
“Customs & International Trade Laws” means all U.S. or non-U.S. Laws concerning the importation, exportation, re‑exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re‑exportation or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), the U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; and the anti‑boycott regulations administered by Commerce and the U.S. Department of the Treasury.
“Data Room” means the electronic documentation site established by Merrill Corporation on behalf of Post in connection with this Agreement.
“Data Security Requirements” means all of the following to the extent relating to personal data and privacy, security or security breach notification requirements: (a) each Company’s own internal and customer-facing rules, policies, and procedures; (b) Laws; and (c) all generally accepted national data protection standards, including the Payment Card Industry Data Security Standard (PCI DSS).
“De Minimis Threshold” has the meaning specified in Section 9.2(c).
“Debt Financing Related Parties” means the Debt Financing Sources and other lenders, agents, arrangers or bookrunners from time to time party to agreements related to the Bridge Loan or the Permanent Loan, their Affiliates, their respective Representatives and their respective successors and permitted assigns.
“Debt Financing Sources” means (a) the lenders, agents, arrangers and bookrunners (including the lenders) (or any of their Affiliates) party from time to time to, or identified in, the Financing Letters and (b) the administrative agent for the Post Credit Agreement and the lead arranger(s) and bookrunner(s) with respect to the agreements and amendments to the Post Credit Agreement referred to in Section 7.1(d).

“Deductible” has the meaning specified in Section 9.2(c).
“Designated Liabilities” means (a) any obligation of any Company to indemnify or hold harmless any current or former director or officer of any Company for claims that relate to periods prior to the Closing, (b) any Proceeding involving Post or its Affiliates that is unrelated to the businesses or operations of any of the Companies and (c) any matter set forth on Section 9.2(a)(iv) of the Disclosure Schedules, in each case whether any related claim arises before or after the Closing and whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.
“Disclosure Schedules” has the meaning specified in Article IV.
“Effective Time” has the meaning specified in Section 3.1.
“Environmental Claim” means any written demand, charge, claim, action, suit, inquiry, complaint, litigation, investigation, sanction, citation or Proceeding of any nature, whether administrative, civil, criminal or regulatory, made by any Person relating to Hazardous Substances or arising under or relating to Environmental Laws.
“Environmental Laws” means all Laws relating to pollution, contamination, or protection of human health, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface strata) or natural resources.
“Environmental Notice” means any directive, notice of violation or infraction, general notice of potential liability, special notice, information request and any other notice relating to any Environmental Claim or otherwise relating to Hazardous Substances or Environmental Laws.
“Environmental Permit” means all licenses, Permits, consents, approvals, concessions, registrations and other authorizations of or from any Governmental Authority required by or issued pursuant to Environmental Laws.
“Equity Commitment Letter” has the meaning specified in Recital I.
“Equity Financing” has the meaning specified in Section 5.5.
“Equity Securities” has the meaning specified in Recital C.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exit” has the meaning specified in Section 6.12(c).
“FDA” means the United States Food and Drug Administration.
“Financial Statements” has the meaning specified in Section 4.6.
“Financing Letters” has the meaning specified in Section 4.24.
“Fraud” means a knowing, actual and deliberate fraud in the making of, or with respect to material facts in, any of the representations or warranties set forth in this Agreement or any certificate delivered hereunder, which in each case satisfies all of the elements of common law fraud (including the requirement of scienter) under applicable Laws.

“FSA” means that certain Amended and Restated Forward Subscription Agreement dated as of December 1, 2017, between PHI Acquisition and Post, pursuant to which Post is obligated to make additional equity contributions to PHI Acquisition in exchange for additional equity interests in PHI Acquisition at the same time principal and interest payments are due under the Golden Boy Canada Promissory Note.
“FTC” means the United States Federal Trade Commission.
“Fundamental Representations” has the meaning specified in Section 9.1(a).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“GB Acquisition” has the meaning specified in Recital B.
“GB Acquisition Shares” has the meaning specified in Recital C.
“Golden Acquisition” has the meaning specified in Recital B.
“Golden Acquisition Interests” has the meaning specified in Recital C.
“Golden Boy Canada Assignment and Assumption Agreement” means the assignment and assumption agreement among Post, 8th Avenue, PHI Acquisition and PHI Acquisition Limited Partnership, to be entered into on the Closing Date, in the form attached hereto as Exhibit E.
“Golden Boy Canada Promissory Note” means that certain Amended and Restated Loan Agreement (Note #1) dated as of December 1, 2017 by and between Post and PHI Acquisition Limited Partnership, pursuant to which Post loaned USD$152,079,453.76 to PHI Acquisition Limited Partnership.
“Golden Boy Foods” means Golden Boy Foods Ltd., a British Columbia corporation.
“Governmental Authority” means any nation or government, province, state, county, or municipality, and any other political subdivision, regulatory body, agency or instrumentality or authority of any of the foregoing, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee” has the meaning specified in Recital H.
“Guarantors” has the meaning specified in Recital H.
“Hazardous Substances” means any chemicals, pollutants, contaminants, special waste, extremely hazardous substances, toxic substances, asbestos, nuclear or radioactive materials, polychloride biphenyls, lead based paint, petroleum or petroleum products or any other material, substance or waste regulated, or for which Liability or standards of conduct may be imposed, under or pursuant to any Environmental Laws.
“HSR Act” has the meaning specified in Section 6.3(a).
“Identified Transaction Bonuses” means those certain bonuses payable to the Company Employees and in the amounts set forth on Section 1.1(b) of the Disclosure Schedules in connection with the consummation of the Transactions, which bonuses represent all of such obligations of the Companies in connection with the consummation of the Transactions.

“Indebtedness” of any Person means, without duplication, any Liability of such Person in respect of any of the following: (i) the principal of and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, guarantees or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of any property and all conditional sale obligations of such Person (but excluding trade accounts payable and other accrued current liabilities, in each case, to the extent included in the calculation of Closing Total Net Working Capital), including the maximum amount payable in respect of any “earn-out” or similar payment obligation; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon; (v) all obligations of such Person under any interest rate, currency or other derivative or hedging instrument or arrangement (in each case, assuming such instrument or agreement was terminated as of immediately prior to the Closing); (vi) all obligations of the type referred to in clauses (i) through (v) of another Person guaranteed by such first Person or secured by any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such Person), in each case including any and all accrued interest, prepayment or other fees, expenses, premiums, breakage costs or penalties, related to any of the foregoing. For the avoidance of doubt, none of the Post Indentures, the Post Credit Agreement, the Bridge Loan or the Permanent Loan shall be treated as Indebtedness of any of the Companies, but with respect to the Post Indentures and the Post Credit Agreement, only so long as Post has complied in all respects with the covenants set forth in Section 6.4(c) of this Agreement and no Company has any Liability in respect thereof as of immediately following the Closing (including by virtue of any Lien on the assets of 8th Avenue or any of the other Companies as of immediately following the Closing).
“Indemnified Party” has the meaning specified in Section 9.2(e).
“Indemnifying Party” has the meaning specified in Section 9.2(e).
“Intellectual Property” means any intellectual and proprietary rights of any kind, whether domestic or foreign, including: (i) trademarks, trade names, service marks, trade dress rights, logos, designs, brand names, and other source or business identifiers or indicia of origin; (ii) and copyrights, copyrightable works, and works of authorship; (iii) trade secrets, confidential information, and know-how, inventions (whether or not patentable and whether or not reduced to practice), ideas, technology, methods, techniques, research and development, algorithms, compositions, recipes, formulae, and processes; (iv) information technology systems and computer software, including source code, object code, operating systems and specifications, data, databases, files, programs, documentation and materials related thereto; (v) internet addresses, and domain names, and social media identifiers for all third-party social media sites; (vi) patented and patentable designs and inventions, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (vii) applications and registrations related to, and all licenses and sub-licenses granted to or by third parties to use, any of the foregoing; and (viii) goodwill relating to any of the foregoing.
“Interests” has the meaning specified in Recital C.
“Interim Financial Statements” has the meaning specified in Section 4.6(a).

“Inventory” means inventories of materials, goods, parts, components, merchandise, raw materials, packaging materials, wrapping, supplies and similar items, work-in-process, goods in transit and finished goods and products.
“Investor” has the meaning specified in the first paragraph of this Agreement.
“Investor Compliance Certificate” has the meaning specified in Section 7.2(b).
“Investor Contribution” has the meaning specified in Section 2.3.
“Investor Related Party” or “Investor Related Parties” have the meaning specified in Section 8.2(b).
“IP Contracts” has the meaning specified in Section 4.12(b).
“Knowledge of Post” or “Post’s Knowledge,” or any other similar knowledge qualification, means the actual knowledge of James E. Dwyer, Jr., Dominic Mendonsa, Kimberly Rameker, Bryan Schack and John Lavey.
“Laws” means all foreign, federal, state, provincial or local laws (including common law), statutes, acts, codes, ordinances, regulations, rules, Orders, judgments, decisions, administrative requirements or restrictions, policies, agency guidelines or guidances, and decrees of Governmental Authorities.
“Lease” and “Leases” has the meaning specified in Section 4.10(b).
“Leased Real Property” has the meaning specified in Section 4.10(b).
“Lewis Rice” has the meaning specified in Section 10.12(a).
“Liability” means any indebtedness, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, determined or determinable, unasserted or asserted, liquidated or unliquidated or due or to become due.
“Liability Limitation” has the meaning specified in Section 8.2(b).
“Licensed Intellectual Property” has the meaning specified in Section 4.13(a).
“Lien” means any lien, pledge, hypothecation, security interest, license, mortgage, deed of trust, security agreement or other encumbrance.
“Losses” means the amount of any loss, claim, demand, liability, obligation, damage, deficiency, assessment, judgment, penalty, Tax, fine, interest, award, cost or expense (including reasonable outside attorneys’ fees and amounts paid in investigation, defense or settlement).
“Major Customers” has the meaning specified in Section 4.20.
“Major Suppliers” has the meaning specified in Section 4.20.
“Management Rights Letter” means a VCOC management rights letter between 8th Avenue and each of the Sponsors individually, each in the form attached hereto as Exhibit F.

“Master Services Agreement” means the services agreement between 8th Avenue and Post, to be entered into on the Closing Date, in the form attached hereto as Exhibit G.
“Material Adverse Effect” means any fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing that, individually or in the aggregate with any other fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, Liabilities or financial condition of the Companies, taken as a whole; provided, however, that for purposes of clause (a) no fact, event, change, circumstance, occurrence, condition or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, to the extent that such fact, event, change, circumstance, occurrence, condition or effect results from, arises out of or relates to: (i) any changes in general United States, Canadian or global economic conditions, except to the extent that such changes have a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Companies operate; (ii) any changes in conditions generally affecting any industry in which the Companies operate, except to the extent that such changes have a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Companies operate; (iii) any changes in political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Companies operate; (iv) any failure, in and of itself, by the Companies, or any one of them, to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period ending (or for which results are released) on or after the date hereof, provided, that this exception shall not prevent or otherwise affect a determination that any fact, event, change, circumstance, occurrence, condition or effect underlying such failure has had or would reasonably be expected to have a Material Adverse Effect; (v) the announcement or pendency of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby to the extent attributable to the Investor or its Affiliates (including any loss of or adverse change in the relationship of any of the Companies with its respective employees, contractors, lenders, customers, partners, suppliers, vendors or other Third Parties to the extent related thereto); (vi) the identity of the Investor or any of its Affiliates as the acquirer of the 8th Avenue Series A Preferred Stock or the 8th Avenue Class A Common Stock; (vii) any change in Law (or authoritative interpretations thereof) on or after the date hereof, except to the extent that such change has a materially disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Companies operate; (viii) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) on or after the date hereof, except to the extent that such change has a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Companies operate; (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, except to the extent that such change has a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Companies operate; (x) any taking of any action at the written request or written direction of the Investor, or with the written consent of the Investor, or as required by this Agreement (other than compliance with the covenant in Section 6.1(a)) or the public announcement of any statement by the Investor; or (xi) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, act of God or any change resulting from weather events, conditions or circumstances, except to the extent that such event has a disproportionate adverse effect on the Companies, taken as a whole, relative to the adverse effect such event has on others operating in the industries in which the Companies operate, or (b) materially impairs the ability of Post and its Affiliates to perform their obligations hereunder or otherwise prevents or materially delays the consummation of the transactions contemplated hereby.

“Material Contract” and “Material Contracts” has the meaning specified in Section 4.12(a).
“Material Contract Consents” has the meaning specified in Section 4.12(b).
“Net Working Capital” means current assets expressly included as line items set forth on the Working Capital Schedule attached to Section 2.4(c) of the Disclosure Schedules (excluding Closing Total Cash, non-trade intercompany receivables and current and deferred income Tax assets and, for the avoidance of doubt, including Restricted Cash) minus current Liabilities expressly included as line items set forth on the Working Capital Schedule attached to Section 2.4(c) of the Disclosure Schedules (excluding the applicable amount of Closing Total Indebtedness, Closing Total Company Expenses, non-trade intercompany payables and current and deferred income Tax Liabilities), based on the books and records of the Companies, in accordance with GAAP, and consistent with the illustrative calculation and methodology set forth in Section 2.4(c) of the Disclosure Schedules.
“Non-Prohibited Claims” has the meaning specified in Section 8.2(b).
“Order” means any judgment, assessment, decision, order, writ, decree, injunction, award or ruling of any Governmental Authority whose finding, ruling or holding is legally binding or is enforceable as a matter of right.
“Ordinary Course of Business” means the ordinary course of business of the Companies consistent with the past practices of the Companies (including with respect to quantity, frequency and magnitude).
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation, notice of articles, by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership or incorporation, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is an unlimited liability company, its articles or certificate of incorporation, notice of articles, by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization, and (e) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, unlimited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.
“Outside Date” has the meaning specified in Section 8.1(b).
“Outstanding Post Awards” has the meaning specified in Section 6.14(b).
“Owned Intellectual Property” means all Intellectual Property that is owned or purportedly owned by a Company, including the Company Intellectual Property.
“Owned Real Property” has the meaning specified in Section 4.10(a).
“Parties” means 8th Avenue, the Investor and Post and “Party” means 8th Avenue, the Investor or Post.

“Permanent Loan” has the meaning specified in Recital F.
“Permanent Loan Letters” has the meaning specified in Section 4.24.
“Permanent Loan Term Sheet” has the meaning specified in Section 4.24.
“Permits” means any licenses, permits, certificates, exemptions, variances, registrations, approvals, orders or authorizations, or any waivers of the foregoing, issued by any Governmental Authority.
“Permitted Liens” means: (a) any statutory lien for Taxes and assessments that are not yet delinquent or that may thereafter be paid without interest or other penalty or which are being contested in good faith by appropriate Proceedings and, in the case of contested Taxes, for which appropriate reserves have been established on the Interim Balance Sheet in accordance with GAAP; (b) mechanics’, landlords’ carriers’, workmen’s, repairmen’s, warehousemen’s, suppliers’, construction contractors’ or other like liens arising under applicable Law and incurred in the Ordinary Course of Business for Liabilities not yet due or which are being contested in good faith; (c) the Liens described on Section 1.1 of the Disclosure Schedules; (d) matters set forth in any owner’s title policy or survey of the Company Real Estate provided in the Data Room; (e) recorded easements, rights-of-way, covenants, restrictions and other similar matters affecting Company Real Estate (excluding in all instances liens, pledges, security interests, deeds of trust, mortgagees, options to purchase or lease, and rights of first refusal or offer) that do not, individually or in the aggregate, materially impair the occupancy or use of the Company Real Estate for the purposes for which it is currently used in connection with the Companies’ business; (f) Liens on the Leased Real Property placed on such real property by the landlord or owner thereof; (g) Liens on real property placed on such real property by a municipality or utility services provider that are not yet delinquent or that are being contested in good faith by appropriate Proceedings; (h) purchase money Liens, and Liens of any lessor or seller or otherwise securing rental or other payments under any equipment or personal property lease (including leases required to be capitalized in accordance with GAAP) or original purchase price conditional sales contracts; (i) irregularities and defects of title that do not, individually or in the aggregate, materially impair the occupancy or use of the Company Real Estate for the purposes for which it is currently used in connection with the Companies’ business; (j) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (k) Liens on goods in transit incurred pursuant to documentary letters of credit in the Ordinary Course of Business; and (l) licenses and sub-licenses granted to or by third parties in the Ordinary Course of Business.
“Person” means any individual, sole proprietorship, enterprise, firm, partnership, limited liability company, unlimited liability company, joint venture, trust, unincorporated association, corporation, entity or Governmental Authority.
“PHI Acquisition” has the meaning specified in Recital B.
“PHI Acquisition Shares” has the meaning specified in Recital C.
“Plan” means any and all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, stock or equity securities option, golden parachute, retirement, savings, pension, health, welfare, medical, dental, disability, life insurance, retention, change of control, termination, severance, enhanced benefit arrangement, stock or equity securities purchase, equity or equity-based, incentive, deferred compensation, fringe benefit, individual employment, individual consulting or contractor agreement or employee benefit plan, program, policy, agreement or arrangement pursuant to which Post or the Companies has any obligation or Liability with respect to any Company Employees or former employees of the Companies; however, for the sake of clarity, “Plan” shall not include any collective bargaining agreements between the Companies and unions representing Company employees or any benefit plans required to be established pursuant to statute.

“Post” has the meaning specified in the first paragraph of this Agreement.
“Post Canadian Defined Contribution Plan” has the meaning specified in Section 6.12(b).
“Post Canadian Health and Welfare Benefit Plan” has the meaning specified in Section 6.12(d).
“Post Compliance Certificate” has the meaning specified in Section 7.1(b).
“Post Contribution” has the meaning specified in Section 2.2.
“Post Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 28, 2017, among Post, Barclays Bank PLC, as Administrative Agent, and certain other lenders party thereto from time to time, as it has been amended, modified or supplemented from time to time.
“Post Damages” has the meaning specified in Section 8.2(b).
“Post Indemnified Parties” has the meaning specified in Section 9.2(b).
“Post Indentures” means the following instruments, as each has been amended, modified or supplemented from time to time: (i) that certain Indenture dated as of August 18, 2015 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 8.00% Senior Notes due 2025, (ii) that certain Indenture dated as of August 3, 2016 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.00% Senior Notes due 2026, (iii) that certain Indenture dated as of February 14, 2017 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.50% Senior Notes due 2025, (iv) that certain Indenture dated as of February 14, 2017 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.75% Senior Notes due 2027, and (v) that certain Indenture dated as of December 1, 2017 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.625% Senior Notes due 2028.
“Post H&W Plan” has the meaning specified in Section 6.12(c).
“Post Retained Business” has the meaning specified in Section 6.7.
“Post SIP” has the meaning specified in Section 6.12(a).
“Proceeding” means any judicial, administrative or arbitral action, audit, suit, investigation, arbitration, inquiry or proceeding.
“Products” means any products manufactured, sold or distributed by any Company.
“Registration Rights Agreement” means the registration rights agreement among 8th Avenue, Post and the Investor to be entered into on the Closing Date in the form attached as Exhibit H.
“Representative” means any officer, director, manager, principal, agent, contractor, employee or other authorized representative, advisor, financing source, consultant, accountant or attorney of a Person.
“Required Amounts” has the meaning specified in Section 5.5.

“Restricted Business” has the meaning specified in Section 6.7.
“Restricted Cash” means cash in cash escrow accounts, insurance deposits, custodial cash, security deposits and customer deposits to the extent not included in Net Working Capital.
“Shareholders Agreement” means the shareholders agreement among 8th Avenue, Post and the Investor, to be entered into on the Closing Date, in the form attached as Exhibit I.
“Shares” has the meaning specified in Recital C.
“Sponsors” has the meaning specified in Recital I.
“Stock Purchase” has the meaning specified in Section 2.1.
“Stock Purchase Price” has the meaning specified in Section 2.1.
“Subsidiary” of any Person means any other Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.
“Target Net Working Capital” means One Hundred Nineteen Million One Hundred Thirteen Thousand Dollars ($119,113,000).
“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.
“Tax Sharing Agreement” means the tax sharing agreement between 8th Avenue and Post, to be entered into on the Closing Date, in the form attached hereto as Exhibit J.
“Tax Returns” means any returns, reports, declarations, estimates, claims for refund, information statements or returns relating to, filed, or required to be filed in connection with any Taxes (including those measured by reference to net income), including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) any federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, goods and services, harmonized sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, share capital, license, withholding, payroll (including Canada Pension Plan and provincial pension plan, employer health and employment insurance), employment, social security, unemployment, disability, excise, escheat, unclaimed property, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, penalties, assessments and charges of any kind whatsoever, whether disputed or not; (ii) any interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), whether disputed or not; and (iii) any liability to indemnify, assume or succeed to the liability of any other Person for amounts described in clause (i) or (ii) (other than pursuant to the terms of a lease, financing agreement or similar agreement entered into in the Ordinary Course of Business, the principal purpose of which does not relate to Tax), including as a result of being a successor or transferee as a result of the operation of law, a member of an affiliated, combined, consolidated or similar Tax group, whether disputed or not, and whether arising by Law, equity, Contract, or otherwise.

“Third Party” means any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing.
“Third Party Claim” has the meaning specified in Section 9.2(e).
“Transactions” means the Stock Purchase, the Post Contribution and the Investor Contribution.
“Transfer Taxes” has the meaning specified in Section 6.17.
“U.S. Employee” has the meaning specified in Section 6.12(c).
“USDA” means the United States Department of Agriculture.
“WARN Act” has the meaning set forth in Section 4.15(d).
Section 1.2    Rules of Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Dollars. Any reference in this Agreement to “$” or “Dollars” means United States dollars.
(c)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(d)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(f)    Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)    “Including” and “Or”. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall be inclusive and not exclusive.
(h)    “Made Available”; “Provided”; “Delivered”; Etc. For purposes of this Agreement, the phrases “made available”, “provided”, “delivered” or any similar phrase shall mean, with respect of any document, that such document has been uploaded to the Data Room at least one (1) Business Day prior to the date of this Agreement and remains available for viewing as of the date hereof.

(i)    Statutes. References herein to a statute mean such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.
(j)    Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
TRANSACTIONS
Section 2.1    Stock Purchase. At the Closing, on the terms and subject to the conditions contained in this Agreement (and subject to the consummation of the Post Contribution and the Investor Contribution at the Closing), Post shall sell, convey, transfer, assign and deliver to the Investor, and the Investor shall acquire from Post, free and clear of all Liens upon consummation of the Closing (other than any applicable state, provincial, federal and foreign securities Law restrictions), 6,562 (or approximately 62.5%) of the issued and outstanding Agricore Shares (the “Stock Purchase”) for a cash payment equal to Two Hundred Fifty Million Dollars ($250,000,000) (the “Stock Purchase Price”); provided, however, that the number of Agricore Shares to be included in the Stock Purchase may be changed by Post in good faith in its reasonable discretion prior to the Closing by giving written notice of such change to the Investor that evidences the appropriate number of Agricore Shares that equal the Stock Purchase Price (it being agreed that any such change shall in no event alter the Stock Purchase Price or the consideration to be received by the Investor in connection with the Investor Contribution as set forth in Section 2.3 below). At the Closing, the Investor shall pay the Stock Purchase Price to Post, by wire transfer of immediately available funds to an account or accounts designated by Post.
Section 2.2    Post Contribution. At the Closing (immediately following the consummation of the Stock Purchase and subject to the consummation of the Investor Contribution at the Closing), on the terms and subject to the conditions contained in this Agreement, (a) Post shall contribute to 8th Avenue, and 8th Avenue shall accept from Post, the remaining 3,937 (or approximately 37.5%) of the issued and outstanding Agricore Shares (or such other number of shares held by Post in the event the number of shares in the Stock Purchase changes as provided in Section 2.1), all (100%) of the issued and outstanding Attune Interests, all (100%) of the issued and outstanding GB Acquisition Shares, all (100%) of the issued and outstanding Golden Acquisition Interests, and all (100%) of the issued and outstanding PHI Acquisition Shares, in exchange for the issuance by 8th Avenue to Post of 6,049,000 shares of 8th Avenue Class B Common Stock; (b) pursuant to the terms of the Bridge Loan Assignment and Assumption Agreement, 8th Avenue shall assume all of the obligations of Post and its Subsidiaries (other than the Companies) under the Bridge Loan and Post and its Subsidiaries (other than the Companies) shall be released from all obligations under the Bridge Loan (but, for the avoidance of doubt, Post shall retain for its own account all of the proceeds of the Bridge Loan); and (c) pursuant to the terms of the Golden Boy Canada Assignment and Assumption Agreement, 8th Avenue shall assume all of the obligations of Post under the FSA and the Golden Boy Canada Promissory Note (collectively, the “Post Contribution”).
Section 2.3    Investor Contribution. At the Closing (immediately following the consummation of the Post Contribution), on the terms and subject to the conditions contained in this Agreement, the Investor shall contribute to 8th Avenue, and 8th Avenue shall accept from the Investor, all of the Agricore Shares acquired by the Investor in the Stock Purchase in exchange for the issuance by 8th Avenue to the Investor of 2,500,000 shares of 8th Avenue Series A Preferred Stock and 3,950,000 shares of 8th Avenue Class A Common Stock (collectively, the “Investor Contribution”).

Section 2.4    Closing Adjustment Calculation. The calculation of the Closing Adjustment shall be determined based upon the amount of the Closing Total Net Working Capital, the Closing Total Cash, the Closing Total Indebtedness and the Closing Total Company Expenses, which shall be calculated as follows:
(a)    Closing Date Statement. Within ninety (90) days following the Closing Date, Post shall prepare and deliver to the Investor a written calculation (the “Closing Date Statement”) of the following amounts, all of which shall be calculated in the manner described herein:
(i)    the amount of the Closing Total Net Working Capital and any resulting Closing Total Net Working Capital Adjustment;
(ii)    the amount of the Closing Total Cash;
(iii)    the amount of the Closing Total Indebtedness;
(iv)    the amount of the Closing Total Company Expenses; and
(v)    based on the foregoing amounts, the amount of the Closing Adjustment calculated in accordance with Section 2.4(c).
(b)    Inventory Matters. For purposes of calculating the value of Inventory for purposes of determining Closing Total Net Working Capital, within five (5) Business Days prior to the Closing Date, Representatives of Post shall take a physical count of the Inventory of the Companies, and the Investor and its Representatives shall be permitted to observe such physical count.
(c)    Illustration of Closing Adjustment Calculation. Section 2.4 of the Disclosure Schedules sets forth an illustration of the calculation of the Closing Adjustment (including the various components and line items of Net Working Capital, Closing Total Indebtedness and Closing Total Company Expenses) based upon the books and records of the Companies as of June 30, 2018. The Parties acknowledge and agree that the Closing Adjustment shall be calculated for purposes of this Article II in the same manner as the Closing Adjustment was calculated in the illustration included in Section 2.4 of the Disclosure Schedules.
Section 2.5    Payment of Closing Adjustment. In the event that the amount of the Closing Adjustment is a positive number, then 8th Avenue shall pay an amount equal to the Closing Adjustment to Post. In the event that the Closing Adjustment is a negative number, then Post shall pay an amount equal to the absolute value of the Closing Adjustment to 8th Avenue. Payments due pursuant hereto by 8th Avenue or Post shall be paid in cash not later than five (5) Business Days following the date on which the Closing Date Statement is completed and the calculations hereunder become final and binding on the Parties under Section 2.6.
Section 2.6    Disputes Regarding Closing Date Statement and Adjustments.
(a)    Notice of Disagreement. If the Investor disagrees with the amounts of any of the calculations set forth in the Closing Date Statement, the Investor shall notify Post of such disagreement in writing specifying in detail the particulars of such disagreement within thirty (30) days after the Investor’s receipt of the Closing Date Statement. If no timely written objection by the Investor has been given, the Closing Adjustment, as set forth in the Closing Date Statement, as adjusted pursuant to any written agreement between Post and the Investor, shall be final and binding on the Parties upon the expiration of such thirty (30) day period. The Investor and Post may discuss, for a period of thirty (30) days after Post’s receipt of such notice (or such longer period as the Investor and Post may mutually agree), any disagreements raised by the Investor with respect to the amounts of any of the calculations included in the Closing Date Statement. The Parties acknowledge that all such discussions pursuant to this Section 2.6 are without prejudice communications made in confidence with the intent of attempting to resolve a potentially litigious dispute and are subject to settlement privilege. During any such period of dispute, Post shall provide the Investor with reasonable access to the working papers and other related information of Post relating to the Closing Date Statement and the specific calculations included or referred to therein.

(b)    Independent Review. If, at the end of the period described in Section 2.6(a), Post and the Investor have not resolved all of their disagreements, Post and the Investor shall promptly engage a mutually acceptable independent accounting firm to review the amounts of and methodology of calculating the components and amounts of the calculations set forth in the Closing Date Statement, and resolve any remaining disagreements regarding the foregoing items. The determination by such independent accounting firm applying the procedures described herein shall be final, binding, and conclusive on the Parties and judgment may be entered thereon in a court of competent jurisdiction. Post and the Investor shall make their respective submissions to the independent accounting firm within thirty (30) days after selecting such firm pursuant to this Section 2.6(b). In making its determination pursuant to this Section 2.6(b), the independent accounting firm (A) shall consider only the items that remain in dispute as of the time of such determination; and (B) shall not assign a value to any item that remains in dispute greater than the greatest value for such disputed item assigned by the Investor pursuant to Section 2.4(a), on the one hand, or Post pursuant to Section 2.6, on the other hand, or less than the smallest value for such disputed item assigned by the Investor pursuant to Section 2.4(a), on the one hand, or Post pursuant to Section 2.6, on the other hand. Post and the Investor shall use reasonable efforts to cause such independent accounting firm to make its determination within thirty (30) days after Post and the Investor have made their respective submissions to such independent accounting firm. The fees and expenses of such independent accounting firm shall be paid by 8th Avenue.
Section 2.7    Allocation. For all income Tax purposes, the Parties will treat the transactions contemplated by this Agreement in a manner set forth in Section 2.7 of the Disclosure Schedules. The Parties agree to file all income Tax Returns consistent with this Section 2.7 unless otherwise required by applicable Law; provided, however, that nothing herein shall prevent the Investor, Post or any of their respective Affiliates from settling, or require them to litigate before any court, any challenge, proposed deficiency or adjustment by any Governmental Authority based upon or arising out of this Section 2.7.
Section 2.8    Withholding. The Investor, the Companies and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable provision of Tax Law or under any applicable legal requirement; provided that the Investor shall use commercially reasonable efforts to provide five days notice to Post prior to making any such withholding in respect of the Stock Purchase Price. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties hereto acknowledge and agree that no withholding in respect of the Stock Purchase Price will be necessary so long as Post provides to the Investor the certificate described in Section 3.2(a)(viii) hereof.

ARTICLE III
CLOSING; DELIVERIES
Section 3.1    Closing. Subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (or the waiver thereof by the Party entitled to waive that condition), the closing (the “Closing”) of the transactions contemplated by this Agreement shall occur effective at 12:01 a.m. Central time (the “Effective Time”), on the later to occur of: (i) October 1, 2018, and (ii) on the first (1st) Business Day of the calendar month immediately following the month in which the satisfaction or, to the extent permitted by applicable Law, waiver of all of the conditions set forth in Article VII shall have occurred (other than those conditions that, by their nature, can only be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), or at such other date as mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Except for the order in which the Transactions shall occur at the Closing as provided in Article II, all deliveries and payments required to be made at the Closing shall be deemed to have been made simultaneously, and no such deliveries or payments shall be deemed completed and no document, instrument or certificate shall be deemed to have been delivered until all such deliveries and payments are made and all documents delivered. The Closing may be consummated by exchanging documents via e-mail or overnight courier as determined by the Parties.
Section 3.2    Deliveries and Actions Taken at or After Closing.
(a)    Closing Deliveries by Post or 8th Avenue. To effect the transactions contemplated by this Agreement (including the Transactions), Post or 8th Avenue (in the case of clause (i)) shall, at the Closing, and as a condition to Closing, deliver to the Investor the following documents, in each case duly executed or otherwise in proper form:
(i)    original certificates representing the shares of 8th Avenue Series A Preferred Stock issuable to the Investor as provided herein;
(ii)    original certificates representing the shares of 8th Avenue Class A Common Stock issuable to the Investor as provided herein;
(iii)    each of the Ancillary Agreements to which Post or any of its Affiliates (including 8th Avenue) are a party;
(iv)    the Post Compliance Certificate;
(v)    evidence of the filing of the Amended and Restated 8th Avenue Articles with the Missouri Secretary of State;
(vi)    evidence of the filing of the Certificate of Designation with the Missouri Secretary of State;
(vii)    evidence of the adoption of the Amended and Restated 8th Avenue Bylaws by the Board of Directors of 8th Avenue;
(viii)    a certificate from Post dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 897 and 1445 of the Code, stating that Post is not a foreign person within the meaning of Section 1445 of the Code;

(ix)    evidence of termination of each of the Contracts listed on Section 3.2(a)(ix) of the Disclosure Schedules;
(x)    evidence of assignment of Contracts, Intellectual Property rights or other assets listed on Section 3.2(a)(x) of the Disclosure Schedules to one of the Companies;
(xi)    a Management Rights Letter with each Sponsor; and
(xii)    such other documents, instruments, and certificates as the Investor or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement (including the Transactions) and the Ancillary Agreements.
(b)    Closing Deliveries by the Investor or 8th Avenue. To effect the transactions contemplated by this Agreement (including the Transactions), and in addition to the payment of the Stock Purchase Price pursuant to Section 2.1, the Investor or 8th Avenue (in the case of clause (i)) shall, at the Closing, and as a condition to Closing, deliver to Post the following documents, in each case duly executed or otherwise in proper form:
(i)    original certificates representing the shares of 8th Avenue Class B Common Stock issuable to Post as provided herein;
(ii)    each of the Ancillary Agreements to which the Investor or any of its Affiliates is a party;
(iii)    the Investor Compliance Certificate;
(iv)    a certificate from the Investor dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 897 and 1445 of the Code, stating that the Investor is not a foreign person within the meaning of Section 1445 of the Code;
(v)    a properly completed and executed IRS Form W-9; and
(vi)    such other documents, instruments and certificates as Post or its counsel reasonably deem necessary to consummate the transactions contemplated by this Agreement (including the Transactions) and the Ancillary Agreements.
(c)    Post-Closing Matters. Upon the Closing, the directors of 8th Avenue shall be reconstituted to include five (5) directors elected by the holders of the 8th Avenue Class B Common Stock, and one (1) director elected by the holders of the 8th Avenue Class A Common Stock and 8th Avenue Series A Preferred Stock, voting as a single class for this purpose, as provided in the Amended and Restated 8th Avenue Articles and the Certificate of Designation.
(d)    Form of Instruments. To the extent that a form of any document to be delivered under this Agreement is not attached hereto as an Exhibit, such document shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Investor or Post, as the case may be.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF POST
Except as disclosed in the disclosure schedules delivered by Post in connection with this Agreement (the “Disclosure Schedules”), Post hereby makes, both as of the date hereof and as of the Closing Date, the representations and warranties to the Investor as set forth in this Article IV. The Disclosure Schedules have been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Article IV. Each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if the relevance of such disclosure to such other section is readily apparent on the face of such disclosure (whether by applicable cross-reference or otherwise).

Section 4.1    Organization and Good Standing. Post and each Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation; (ii) has all requisite corporate, limited liability company, unlimited liability company, partnership or other power and authority and governmental authorizations to own, operate, lease and otherwise hold its properties and assets and to carry on its business as it is now being conducted and as presently proposed to be conducted; and (iii) except where the failure to be so licensed and qualified has not had a Material Adverse Effect, is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds properties or assets, or conducts any business, so as to require such qualification. Complete and correct copies of the Organizational Documents of each Company have been provided to the Investor. A list of each Company’s officers, directors or managers, as applicable, is set forth in Section 4.1 of the Disclosure Schedules.
Section 4.2    Authorization. Each of Post and each of the Companies has full power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other proceeding on the part of Post or any Company is required or necessary to authorize this Agreement or the Ancillary Agreements. This Agreement has been, and each of the Ancillary Agreements to which Post or any Company will be a party at the Closing will be, duly executed and delivered by Post or such Company, as applicable, and (assuming due authorization, execution and delivery by the Investor) this Agreement constitutes, and such Ancillary Agreements will constitute, the legal, valid and binding obligation of Post and such Company, as applicable, enforceable against Post and such Company, as applicable, in accordance with its respective terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (the “Bankruptcy and Equity Exception”). When the Ancillary Agreements to which Post or such Company is or will be a party have been duly executed and delivered by Post or such Company, as applicable (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreements will constitute a legal and binding obligation of Post or such Company, as applicable, enforceable against Post or such Company, as applicable, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
Section 4.3    Conflicts; Consents of Third Parties.
(a)    Assuming the consents and filings referenced in Section 4.3(b) are obtained and made at the time required under applicable Law or any applicable Material Contract, none of the execution and delivery by Post or 8th Avenue of this Agreement or any Ancillary Agreement or the consummation by Post or 8th Avenue of the transactions contemplated hereby and thereby shall (i) conflict with or constitute a violation of or default under the Organizational Documents of Post or any Company; (ii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) in any material respect, or require any consent under, result in any termination, or acceleration of any right or obligation under, give any party the right to terminate, or accelerate any right or obligation under, or result in the creation of any Lien under, any Material Contract; or (iii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any applicable Law or Order to which Post or any Company is subject in any material respect.

(b)    Except as required under the Securities Exchange Act of 1934 or Antitrust Laws, in each case, as amended, and except for the Material Contract Consents and as set forth in Section 4.3(b) of the Disclosure Schedules, no material consent, waiver, approval, or authorization of, or declaration or filing with any Person (under any Contract or otherwise) or Governmental Authority is required on the part of Post or any Company in connection with the execution and delivery by Post or any Company of this Agreement or any Ancillary Agreement to which Post or any Company is a party or the compliance by Post or any Company with any of the provisions hereof or thereof, or the consummation by Post and the Companies of the transactions (including the Transactions) contemplated hereby or thereby.
Section 4.4    Capitalization.
(a)    As of the date hereof, Post is the record and beneficial owner of all of the issued and outstanding shares of capital stock of 8th Avenue, consisting of 1,000 shares of “Class A” common stock, par value $0.01 per share. Immediately upon filing of the Amended and Restated 8th Avenue Articles, Post will be the record and beneficial owner of all of the issued and outstanding shares of capital stock of 8th Avenue, consisting of 1,000 shares of 8th Avenue Class B Common Stock. Immediately upon consummation of the Closing, Post will be the record and beneficial owner of 6,050,000 shares of 8th Avenue Class B Common Stock, which will represent all (100%) of the issued and outstanding shares of 8th Avenue Class B Common Stock, and the Investor will be the record and beneficial owner of (i) 3,950,000 shares of 8th Avenue Class A Common Stock, which, together with any other shares of 8th Avenue Class A Common issued at the Closing upon the mutual agreement of Post and the Investor, will represent all (100%) of the issued and outstanding shares of 8th Avenue Class A Common Stock, and (ii) 2,500,000 shares of 8th Avenue Series A Preferred Stock, which will represent all (100%) of the issued and outstanding shares of 8th Avenue Series A Preferred Stock.
(b)    Section 4.4 of the Disclosure Schedules sets forth the authorized and outstanding capital stock, membership interests or equity securities of Agricore, Attune, GB Acquisition, Golden Acquisition and PHI Acquisition. Post is the record and beneficial owner of, and has good and valid title to, the Equity Securities, which shall be free and clear of all Liens upon consummation of the Closing (other than state, provincial, federal and foreign securities Law restrictions or Liens that may be granted in connection with the Permanent Loan upon consummation of the Closing). The Equity Securities constitute all (100%) of the total issued and outstanding capital stock, membership interests or equity securities, as applicable, in Agricore, Attune, GB Acquisition, Golden Acquisition and PHI Acquisition. The Equity Securities have been duly authorized and are validly issued, fully-paid and non-assessable. The Equity Securities were issued in compliance with all applicable Laws. The Equity Securities were not issued in violation of the Organizational Documents of Agricore, Attune, GB Acquisition, Golden Acquisition and PHI Acquisition or any other Contract to which Post, 8th Avenue, Agricore, Attune, GB Acquisition, Golden Acquisition or PHI Acquisition is a party, and are not subject to or in violation of any preemptive, right of first refusal or similar rights of any Person.
(c)    Except as provided in this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any stock or equity security, membership interest, partnership interest or other equity related interest (however evidenced) in any Company or obligating Post or any Company to issue or sell any stock or equity security, membership interest or partnership interest (including the Equity Securities), or any other interest in any Company, or to pay any dividends or distributions with respect thereto. There are no outstanding equity-appreciation rights, equity-based performance units, “phantom” equity rights or other similar contracts, instruments, or obligations with respect to any Company. Other than this Agreement, the Shareholders Agreement, Registration Rights Agreement and the Organizational Documents of 8th Avenue, Agricore, Attune, GB Acquisition, Golden Acquisition and PHI Acquisition, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the ownership, voting or transfer of any capital stock of 8th Avenue or any other Company.

Section 4.5    Subsidiaries. Section 4.5 of the Disclosure Schedules sets forth (i) the authorized, issued and outstanding capital stock or equity securities, membership interests or partnership interests of each Company Subsidiary, which constitute all (100%) of the total issued and outstanding capital stock, membership interests or equity securities, as applicable, of each such Company Subsidiary and (ii) the record and beneficial owner of such issued and outstanding capital stock, membership interests or equity securities of each such Company Subsidiary. Such capital stock or equity securities, membership interests or partnership interests of each Company Subsidiary (a) have been duly authorized and are validly issued, fully-paid and non-assessable, (b) were issued in compliance with all applicable Laws, (c) were not issued in violation of the Organizational Documents of the Company Subsidiaries or any other Contract to which any Company Subsidiary is a party, and are not subject to or in violation of any preemptive, right of first refusal or similar rights of any Person and (d) shall be free and clear of all Liens upon consummation of the Closing (other than state, provincial, federal and foreign securities Law restrictions or Liens that may be granted in connection with the Permanent Loan upon consummation of the Closing). Except as set forth in Section 4.5 of the Disclosure Schedules, neither 8th Avenue nor any Company, directly or indirectly, owns, of record or beneficially, or directly or indirectly holds the right to acquire, any stock or equity security, membership interest, partnership interest or joint venture interest or other equity ownership interest or debt interest in any other Person, and no Company has made (or has any obligation to make) any investment (in the form of capital contribution, loan or otherwise) in any other Person.
Section 4.6    Financial Statements; Absence of Undisclosed Liabilities.
(a)    Copies of (i) the audited combined financial statements of the Companies, consisting of the combined balance sheets of the Companies as of September 30, 2016 and September 30, 2017 and the related combined statements of operations and comprehensive income, combined statements of cash flows and combined statements of parent company equity for the fiscal years then ended, and (ii) unaudited condensed combined interim financial statements consisting of the condensed combined balance sheets of the Companies as of March 31, 2018 and the related condensed combined statement of operations and comprehensive income and condensed combined statement of cash flows for the six-month period ended March 31, 2018 (the “Interim Financial Statements” and, together with the financial statements referenced in clause (i), the “Financial Statements”) are included in Section 4.6 of the Disclosure Schedules. The Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Post and the Companies, which financial statements and accounting records are true and complete in all material respects. The Financial Statements reflect the historical results of operations, financial position and cash flows of the Companies and the allocation to the Companies of certain corporate expenses of Post relating to the Companies based on the historical financial statements and accounting records of Post. The Financial Statements present fairly, in all material respects, the financial condition of the Companies as of the dates or for the periods indicated therein and the results of their operations and cash flows for the periods presented, subject, in the case of Interim Financial Statements, to normal year-end adjustments, none of which would be material, individually or in the aggregate. As used in this Section 4.6(a), the term “Company” does not include 8th Avenue.
(b)    Except as reflected in the Financial Statements, the Companies do not have any Liabilities, except (i) Liabilities incurred subsequent to March 31, 2018 in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law); (ii) executory obligations under any Contracts existing as of, or entered into after, March 31, 2018 in the Ordinary Course of Business and in compliance with the terms of this Agreement; (iii) Liabilities that are not material to the business of the Companies, taken as a whole; and (iv) expenses in connection with the review, negotiation and consummation of the transactions contemplated by this Agreement and any other strategic alternatives explored by Post with respect to the Companies or their businesses.

(c)    All of the Companies’ inventory consists in all material respects of a quantity and quality usable and salable in the Ordinary Course of Business, is not slow-moving, obsolete, expired, defective or damaged, is merchantable and fit for its intended use, and is being actively marketed in normal commercial channels and in normal commercial quantities, subject only to the reserve for inventory write-down set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in the notes thereto) and adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.
(d)    All accounts receivable of the Companies (i) are bona fide and valid receivables arising from sales actually made or services actually performed and were incurred in the Ordinary Course of Business, (ii) are properly reflected on the Companies’ books and records and financial statements in accordance with GAAP consistently applied and (iii) are not subject to any setoffs, counterclaims, credits or other offsets, subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in the notes thereto) and adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.
(e)    8th Avenue (i) was formed on March 12, 2018, (ii) does not engage and has not engaged in any other business activities since its formation (other than the submission to the SEC of a confidential Registration Statement on Form S-1 and matters related thereto and activities in connection with this Agreement), (iii) has no assets other than those associated with its execution, delivery and performance of this Agreement, and (iv) has no Liabilities other than those associated with its organization and formation and its execution and delivery of this Agreement and its performance of its obligations hereunder or in furtherance of the Transactions.
Section 4.7    Title to Assets; Sufficiency; Condition. Each Company has, and immediately prior to Closing will have, good, marketable and indefeasible title (or in the case of leased personal property, a good and valid leasehold interest) to, and is the sole and exclusive owner of, all of its assets, subject to no Liens (except for Permitted Liens). As of the Closing, assuming the execution and delivery of the Ancillary Agreements, the assets, properties, and rights (including, in each case, Intellectual Property) of the Companies will comprise all of the assets, properties and rights (including, in each case, Intellectual Property) reasonably required for the business of the Companies to be conducted in all material respects immediately following the Closing in substantially the same manner as the business of the Companies is being conducted and is currently proposed to be conducted. All of the material tangible assets owned or leased by the Companies are free from material defects (patent and latent), have been maintained in accordance with Law and normal industry practice in all material respects, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used and proposed to be used after the Closing in all material respects.
Section 4.8    Absence of Certain Changes. Since September 30, 2017 (in the case of clause (a)), and since March 31, 2018 (in the case of clauses (b) through (n)), there has not been, with respect to the Companies, any:
(a)    Material Adverse Effect;
(b)    amendment of their Organizational Documents;

(c)    split, combination or reclassification of any stock or equity interests, issuance, sale, pledge, or other disposition of, or any redemption or acquisition of, or creation of any Lien on, any stock or equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any stock or equity interests;
(d)    material change in any method of accounting or accounting practice of the Companies, except as required by GAAP or applicable Law or expressly detailed in the Financial Statements;
(e)    transfer, assignment, pledge, sale, lease, license, sublicense, abandonment or other disposition of or permitted lapse of any material property or assets (except Inventory sold in the Ordinary Course of Business and the disposal of obsolete or worthless assets);
(f)    material damage, destruction or loss (whether or not covered by insurance) to property;
(g)    (i) grant of any cash, equity, or equity-based bonuses or incentive awards, whether monetary or otherwise, or material increase in any wages, salary, severance, change in control, retention or other compensation or benefits payable or to become payable in respect of any current or former employee, contractor, consultant or individual service provider of the Companies, other than in the Ordinary Course of Business or as required by any collective bargaining agreement in effect on the date hereof between the Companies and unions representing Company employees, (ii) establishment, entry into, adoption, amendment or termination of any Company Benefit Plan other than as required by applicable Law, in the Ordinary Course of Business or in accordance with the existing terms of the Company Benefit Plans or (iii) grant of any increase in, acceleration of or commitment to the acceleration of the funding of, payment or vesting of, the compensation or benefits provided or payable to any Company employee or former employees under any Company Benefit Plan or otherwise other than as required by applicable Law, in the Ordinary Course of Business or in accordance with the existing terms of the Company Benefit Plans;
(h)    employee layoffs or plant closings that could implicate the notice or pay requirements of the WARN Act;
(i)    new hires or entry into any employment agreement or arrangement with any person or termination of any employee whose base salary would exceed, on an annualized basis, $250,000;
(j)    transfer or assignment of any employee of any of the Companies to any entity (other than 8th Avenue or any other Company);
(k)    settlement or compromise, or agreement to settle or compromise, of any Proceeding in which any Company will have any material obligation after the date of this Agreement;
(l)    material filing, change or rescission of any Tax election, any material change in any method of accounting or accounting period for Tax purposes, settlement of any action in respect of material Taxes or entry into of any closing agreement or other contractual obligation in respect of material Taxes with any taxing authority, filing of any material amended Tax Return, surrendering of any right to claim a refund of material Taxes, or incurrence of any material Tax outside the Ordinary Course of Business;
(m)    waiver or forgiveness of any claims or rights held by any Company with respect to any Company’s assets, except in the Ordinary Course of Business; or

(n)    Contract to do any of the foregoing.
Section 4.9    Taxes.
(a)    All income and other material Tax Returns required to be filed on or before the Closing Date by the Companies have been or will be timely filed. Such Tax Returns are true, complete and correct in all material respects. All income Taxes and other material Taxes due and owing by the Companies required to be paid prior to the Closing Date have been, or will be, timely paid.
(b)    Each Company has collected, deducted, withheld and paid each material amount of Tax required to have been collected, deducted, withheld and paid in connection with amounts paid or owing to or by any current or former employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No written claim has been made by any taxing authority in any jurisdiction where a Company does not file Tax Returns that it is subject to Tax by that jurisdiction for a material amount of Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully paid or settled.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company.
(e)    None of the Companies is currently the subject of a material audit or other examination or Proceeding conducted by a taxing authority with respect to Taxes, or has been notified in writing that it is the subject of a proposed or threatened audit or other examination of Taxes by any taxing authority and no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any Company by any taxing authority which has not been fully paid.
(f)    There are no Liens for a material amount of Taxes (other than Permitted Liens) upon the assets of any Company that arose in connection with any failure to pay any Tax.
(g)    None of the Companies is a party to, or bound by, (i) any Tax indemnity, Tax sharing or Tax allocation agreement (other than one solely between or among any of the Companies), other than agreements that do not solely or principally relate to Taxes, (ii) any closing or similar agreement with any taxing authority, or (iii) any power of attorney with respect to Taxes, and no private letter or similar rulings or memoranda have been requested, entered into or issued by any taxing authority with respect to any Company.
(h)    Since January 1, 2015, none of the Companies has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than the group of which Post is the common parent, and none of the Companies has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of applicable Law), other than an affiliated, combined, consolidated or unitary Tax group for Tax purposes of which Post is the common parent, or as a transferee or successor as a result of operation of law.
(i)    Within the last three (3) years, no Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(j)    No Company is, and none has been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(k)    Section 4.9(k) of the Disclosure Schedules sets forth the jurisdiction of incorporation or organization, and the U.S. federal income tax classification (e.g., corporation, partnership, disregarded entity), of each Company as of the date hereof.
(l)    None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in, or use of an improper, method of accounting under Section 481 of the Code or any corresponding or similar provision of state, local or foreign Tax Law, for a taxable period ending on or prior to the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, (D) “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law), or (E) an election under Section 108(i) of the Code.
(m)    The PHI Acquisition Shares are not, and are not deemed to be, “taxable Canadian property” for the purposes of the Tax Act.
(n)    None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Laws of any province or territory, has applied or will apply to the Companies at any time up to and including the Closing Date.
(o)    The terms and conditions made or imposed in respect of every transaction (or series of transactions) between any Company that is resident in Canada for purposes of the Tax Act and any Person that is both (A) a non-resident of Canada for purposes of the Tax Act and (B) not dealing at arm’s length with such Company for purposes of the Tax Act do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act. The method of allocating income and deductions among the Companies complies with the principles set forth under applicable Tax Laws on transfer pricing, and the Companies that are resident of Canada for purposes of the Tax Act have made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.
Section 4.10    Company Real Estate.
(a)    Section 4.10(a) of the Disclosure Schedules sets forth a list (including the street address and owner) of each parcel of real property owned in fee simple by any of the Companies. The parcels of real property identified in Section 4.10(a) of the Disclosure Schedules (together with all buildings, structures, and improvements thereon and all easements, and other rights and interests appurtenant thereto) are hereinafter referred to as the “Owned Real Property.” The Company identified in Section 4.10(a) of the Disclosure Schedules as the owner of such parcels, as applicable, is the legal and equitable owner of all right, title and interest in and to such Owned Real Property, free and clear of all Liens except Permitted Liens. There are no pending, or to the Knowledge of Post, proposed or threatened, condemnation, expropriation or eminent domain actions or Proceedings or zoning changes affecting the Owned Real Property, or any material portion thereof. There are no leases, subleases, licenses, occupancy agreements, options, concessions or other agreements or arrangements granting to any Person the right to purchase, use or occupy any interest in any portion of the Owned Real Property, except Permitted Liens.

(b)    Section 4.10(b)(i) of the Disclosure Schedules contains a list (including the street address, landlord/lessor, and tenant/lessee) of each leasehold and subleasehold interest of the Companies in real property (the “Leased Real Property”). Copies of all leases, subleases, licenses and other agreements for the use and occupancy by any of the Companies of Leased Real Property, together with all modifications, amendments and supplements thereto (each individually, as amended or modified, a “Lease” and collectively, the “Leases”) have been delivered to or made available for review by the Investor. Each Lease is in full force and effect and valid, binding and enforceable against the applicable Company that is a party thereto, and to the Knowledge of Post, the other party thereto, in accordance with its terms, and, to the Knowledge of Post, the Company’s possession and quiet enjoyment of the Leased Real Property under such Leases has not been disturbed. To the Knowledge of Post, there are no material disputes with respect to any Lease. The Companies have not subleased, licensed, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, except Permitted Liens. None of the Companies, nor to the Knowledge of Post, any landlord, is in material default under the Leases, and no material defaults by any Company or, to the Knowledge of Post, any landlord have been alleged thereunder. To the Knowledge of Post, no third Person has threatened any termination, declared its intent to repudiate or disclaimed any material obligation under any Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or modification of any Lease (including an acceleration of rent). Each Lease that requires the consent or approval of any Person in connection with the transactions contemplated by this Agreement and the Ancillary Agreements is identified as such on Section 4.10(b)(ii) of the Disclosure Schedules.
(c)    The Owned Real Property and the Leased Real Property are referred to herein collectively as the “Company Real Estate”. Other than the Company Real Estate, the Companies do not, directly or indirectly, own, of record or beneficially, or directly or indirectly hold the right to acquire, any interest in real property. The Company Real Estate constitutes all of the material real property or interests in real property that are used by, or held for use by, the Companies.
Section 4.11    Environmental Matters.
(a)    The Companies are now, and since January 1, 2015 have been, in compliance in all material respects with all Environmental Laws and have obtained, maintained and are now, and since January 1, 2016 have been, in compliance in all material respects with all Environmental Permits necessary for the conduct of the business of the Companies and occupancy of the Company Real Estate, as required by Environmental Law.
(b)    There is no pending or, to the Knowledge of Post, any threatened, Environmental Claim against any Company or relating to any properties or facilities of the Companies (including the Company Real Estate), nor has Post or any of the Companies received any Environmental Notice relating to any properties or facilities of the Companies (including the Company Real Estate).
(c)    The Company Real Estate is not subject to any environmental lien or similar environmental restriction, other than Permitted Liens.
(d)    No Hazardous Substances have been generated, manufactured, produced, sold, distributed, used, stored, transported, handled, released, discharged, arranged for disposal or disposed of by any Company (or any Person whose Liability the Company has assumed or otherwise become subject to), including at the Company Real Estate, and no Company (or any Person whose Liability the Company has assumed or otherwise become subject to) has owned or operated any property or facility contaminated by any Hazardous Substances, except as would not give rise to a material Liability under Environmental Laws.
(e)    To the Knowledge of Post, there are no underground storage tanks located on the Owned Real Property.
(f)    Post and each Company has furnished to the Investor all final environmental assessments, audits and reports and other material environmental, health or safety documents relating to the current or former facilities, properties, or operations of each of the Companies, in each case that are in their custody or under their reasonable control.

Section 4.12    Material Contracts.
(a)    Section 4.12(a) of the Disclosure Schedules sets forth a list of all the Contracts to which any of the Companies is a party or by which any of them is bound, as of the date hereof, and which involve aggregate consideration or payments in excess of $1,000,000 per year, excluding any Contract that has terminated or has been fully performed prior to the date hereof, any purchase order entered into in the Ordinary Course of Business, any Lease or any Contract covered in Section 4.14, (each, a “Material Contract” and, collectively, the “Material Contracts”) to which any of the Companies is a party or by which any of them is bound.
(b)    Post has delivered to or made available for review by the Investor a correct and complete copy of each Material Contract and each Contract listed on Section 4.13(a)(ii) or Section 4.13(c) of the Disclosure Schedules (the “IP Contracts”). Each Material Contract and IP Contract is in full force and effect, and valid, binding, and enforceable against the applicable Company that is party thereto and, to the Knowledge of Post, the other party thereto, in accordance with its respective terms. The applicable Company that is party thereto, as the case may be, and, to the Knowledge of Post, each other party to a Material Contract and IP Contract, has performed all material obligations required to be performed by it to date under such Material Contract and IP Contract, and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. To the Knowledge of Post, no third Person has threatened any termination, declared its intent to repudiate or disclaimed any obligation under any Material Contract or IP Contract, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or modification of any Material Contract or IP Contract. Each Material Contract and IP Contract that requires any consent, waiver or approval of any Person in connection with the transactions contemplated by this Agreement (collectively with any required consent or approval identified on Section 4.10(b)(ii) of the Disclosure Schedules, the “Material Contract Consents”) is identified as such on Section 4.12(b) of the Disclosure Schedules.
Section 4.13    Intellectual Property.
(a)    Section 4.13(a) of the Disclosure Schedules sets forth a list of all (i) patents and patent applications, and trademark, service mark and copyright registrations and applications for registration, internet domain name registrations, material common law trademarks, and material software, in each case, that are owned by, purported to be owned by, or registered in the name of any Company (collectively, “Company Intellectual Property”), specifying as to each, as applicable, the (A) owner of the item, (B) jurisdiction in which the item registered is issued, or in which any application has been filed, (C) respective issuance, registration or application number, and (D) date of application and issuance or registration of any item, and (ii) licenses of Intellectual Property (other than licenses concerning unmodified, commercially available, off-the-shelf software that is generally available to the public in the retail marketplace, in which such software is licensed to a Company on a non-exclusive basis for less than $100,000 per year) granted by a third party to any Company or to Post or any of its Affiliates for the use of Intellectual Property that is used or held for use in the business of the Companies (“Licensed Intellectual Property”). A Company is the sole and exclusive owner of all right, title and interest in and to each item of Company Intellectual Property set forth or required to be set forth on Section 4.13(a) of the Disclosure Schedules, and to the Knowledge of Post, all such Company Intellectual Property is valid, subsisting and enforceable. Each Company making use of Licensed Intellectual Property is entitled to use each such item of Licensed Intellectual Property in the operation of its business as currently conducted.

(b)    There are no (i) material outstanding Orders applicable to the Owned Intellectual Property or (ii) material Contracts with any Person currently in effect, in each case, which limit or restrict in any material respect the right of the applicable Company to use or register the Owned Intellectual Property in any manner. There is no, and in the past three (3) years there have not been any, material Proceeding by or before any Governmental Authority pending or threatened in writing alleging that the operation of any Company’s business infringes, misappropriates, or otherwise violates the Intellectual Property of any Person. The current operation of the business of the Companies does not infringe, misappropriate or otherwise violate, and, in the past three (3) years has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. To the Knowledge of Post, no Third Party is infringing any Company’s rights to the Owned Intellectual Property in any material respect.
(c)    No Company has licensed, or in any other way authorized any Third Party to use in any manner, any Owned Intellectual Property, except in the Ordinary Course of Business. Each Company has taken steps reasonable under the circumstances to maintain and protect all of their trade secrets, including proprietary source code.
(d)    Each Company maintains commercially reasonable security and disaster recovery plans, procedures and facilities, and since January 1, 2015 there has not been any unauthorized intrusion, failure, breakdown, continued substandard performance, or other adverse events with respect to any of the Company Systems that have caused any substantial disruption of or interruption in or to the use of the Company Systems. The Companies have taken commercially reasonable actions to protect the confidentiality, security and integrity of the Company Systems and the data stored or contained therein or transmitted thereby from any unauthorized use, access, interruption, or modification. None of the Companies have, and, to the Knowledge of Post, no other Person has, introduced into the Company Systems, any viruses, backdoors, disabling code or similar malicious programs designed to disrupt, disable or harm the Company Systems other than as required by a Company’s support team to fulfill their duties in the normal course. The Companies are in compliance with all applicable Data Security Requirements in all material respects. The Companies have not experienced any actual or alleged data security breaches or other incident in which any material personally identifiable information or any other material confidential business information, or protected information relating to individuals with respect to which required notices would be required pursuant to applicable Law to be sent to affected individuals, was or may have been stolen or improperly accessed, and none of the Companies have received any written notices or complaints from any Person with respect thereto.
Section 4.14    Employee Benefit Plans.
(a)    Section 4.14(a) of the Disclosure Schedules sets forth all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plan” means all Plans that (i) any Company sponsors, maintains, contributes to or to which any Company is required to contribute, (ii) which Post sponsors, maintains, contributes to or is required to contribute to for the benefit of any individual who is employed by one or more of the Companies immediately prior to the Effective Time (“Company Employees”) or former Company Employees, or (iii) under which any Company has or may have any Liability, with the exception of employment agreements for Canada-based Company Employees (each, a “Company Benefit Plan”). Post has made available to the Investor copies of the following, as applicable, with respect to the material Company Benefit Plans: (i) all current plan documents and all amendments thereto (or a written description of the material terms and conditions of any such Benefit Plan that is unwritten), (ii) the most recent summary plan description, employee booklet, and any subsequent summaries of material modifications or other material employee communications provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service, (iv) all trust agreements, (v) the most recent annual report (Form 5500) and accompanying schedules and the most recent actuarial report (to the extent applicable), and (vi) any notices to or from the Internal Revenue Service or any office or representative of the U.S. Department of Labor or any Governmental Authority dated within the past three (3) years relating to any Company Benefit Plan compliance issues involving current or former Company Employees.

(b)    No Company Benefit Plan is and neither the Companies, Post, or their ERISA Affiliates sponsors, maintains, contributes to, is obligated to contribute to or has any current or potential withdrawal Liability with respect to any: (i) “employee pension plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii) “multiemployer plan” (within the meaning of Section 3(37) of 4001(a)(3) of ERISA), (iii) multiple employer plan as described in Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, that benefits any current or former employee, independent contractor or consultant of any Company. None of the Companies, Post and their ERISA Affiliates provides or has promised to provide post-employment or retiree life, health or other “welfare-type” insurance benefits for any person who is a current or former employee, independent contractor, or consultant of any Company, or any beneficiary or dependent of such person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state or local Law) for which the covered person pays the full cost of coverage for such person and his or her beneficiaries or dependents. ERISA Affiliate shall mean any corporation or trade or business that, together with Post or the Companies, is or was (at a relevant time) treated as a single employer under Section 414 of the Code.
(c)    Each Company Benefit Plan that is an “employee pension benefit plan” or a “pension plan” (as defined in Section 3(2) of ERISA) and that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) has received a favorable determination, opinion or advisory letter issued by the United States Internal Revenue Service regarding its qualification thereunder and nothing has occurred and no condition exists that would reasonably be expected to affect the qualification of the Company Pension Plan. Except as could not be reasonably expected to result in material liability to any Company, the Company Benefit Plans have been established, registered, maintained, funded operated and administered in all respects in accordance with the terms of such Company Benefit Plan and the requirements of applicable Law, including ERISA and the Code. No fact or circumstance exists which could adversely affect the registered status of any Company Benefit Plan. No advance tax rulings been sought or received in respect of any Company Benefit Plan.
(d)    Except as set forth on Section 4.14(d) of the Disclosure Schedules, no Company Benefit Plan is or is intended to be a “registered pension plan” or a “retirement compensation arrangement” (as defined in the Tax Act). No employee or former employee of the Companies is entitled to a defined benefit under a Company Benefit Plan with a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).
(e)    No actions, claims (other than routine claims for benefits), investigations, audits, examinations, or Proceedings have been asserted or instituted nor, to the Knowledge of Post, are any actions, claims, investigations, audits, examinations or Proceedings pending or threatened involving any Company Benefit Plan or related trust, sponsor or fiduciary, nor to the Knowledge of Post are there any facts or circumstances that would reasonably be expected to form the basis for any such action, claim, investigation, audit or examination. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty under ERISA or other applicable Laws with respect to any Company Benefit Plan that would reasonably be expected to result in material liability to any of the Companies.
(f)    The level of reserves for each self-funded benefit under each Company Benefit Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(g)    Neither independent contractors nor consultants of the Companies, nor their respective dependents or beneficiaries, are eligible to participate in the Company Benefit Plans that provide group health and welfare or retirement benefits. No Company Benefit Plan sponsored or maintained by the Companies is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or a multiple-employer retirement plan as described in Section 413(c) of the Code.
(h)    Subject to the requirements of Laws or the terms of collective bargaining agreements in effect between the Companies and unions representing Company employees on the date hereof, (i) no provision of any Company Benefit Plan that is sponsored or maintained by the Companies and provides retirement or group health and welfare benefits, and no act or omission of the Companies or Post in any way limits, impairs, modifies or otherwise affects the right of the Companies to unilaterally amend or terminate any Company Benefit Plan sponsored by the Companies which provides retirement or group health and welfare benefits, (ii) no provision of any Company Benefit Plan sponsored by Post which provides retirement or group health and welfare benefits, and no act or omission of the Companies or Post, in any way limits, impairs, modifies or otherwise affects the right of Post to unilaterally amend or terminate, with respect to Company Employees, any Company Benefit Plan sponsored by Post which provides retirement or group health and welfare benefits, and (iii) no commitments to improve or otherwise amend, with respect to Company Employees, any Company Benefit Plan which provides retirement or group health and welfare benefits have been made, except as may be specifically set forth in Section 6.12.
(i)    All contributions (including all employer contributions and Company employee salary reduction contributions) or payments required to have been made with respect to Company employees under or with respect to any of the Company Benefit Plans to any funds or trusts established thereunder or in connection with any Company Benefit Plan have been made by the due date thereof (including any valid extension). To the extent not yet due, any such contributions have been properly accrued for on the Company’s Financial Statements to the extent such accrual is required by Post’s accounting standards.
(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will (i) result in any compensatory payment becoming due to any employee or individual service provider, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting or funding of any such compensation or benefits or under any Company Benefit Plan. The foregoing shall not be construed as to include severance benefits that are (x) paid in the ordinary course, and (y) that are not increased in amount or otherwise triggered due to the execution and delivery of this Agreement or consummation of the Transactions. The consummation of the transactions contemplated hereby will not give rise to the payment of any amount that could not be deductible by the Companies or any of their respective Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.
(k)    Neither the Companies nor any of their Subsidiaries, has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.
(l)    Each arrangement subject to Section 409A of the Code (if any) is in compliance in all respects therewith.
(m)    Post and the Companies have complied in all material respects with the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company or any of its Subsidiaries to any material Liability, penalties, or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Affordable Care Act.

Section 4.15    Labor and Employees.
(a)    Except as set forth on Section 4.15(a) of the Disclosure Schedules, none of the Company’s employees are represented by a labor union, works council or other labor organization. Post has delivered to or made available for review by the Investor copies of all labor or collective bargaining agreements to which any Company is a party or otherwise bound.
(b)    There are, and for the past three (3) years there have been, no (i) strikes, work stoppages, work slowdowns, picketing, lockouts or other material labor disputes involving any Company pending or, to the Knowledge of Post, threatened against or involving any Company, (ii) to the Knowledge of Post, pending or threatened union organization campaigns or disputes, or decertification efforts, concerning representation involving any employees of any Company, or (iii) material grievances or material complaints involving labor pending or, to the Knowledge of Post, threatened against any Company. With respect to the transactions contemplated by this Agreement, each Company has satisfied all notice, consultation and bargaining obligations it owes to its employees and their representatives pursuant to applicable Law or Contract.
(c)    The Companies have complied and are in compliance in all material respects with all applicable Laws involving labor, health and safety, hiring and employment and there is no outstanding claim, complaint, investigation or Order under any such Laws pending before any court, Governmental Authority, regulatory agency, tribunal or arbitrator. Except as would not, individually or in the aggregate, result in material Liability to any Company, (i) each Company has fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that have become due and payable to its employees and other service providers pursuant to applicable Law, Contract, or Company policy, and (ii) all individuals who are providing, or have provided at any time in the past three (3) years, services to any Company and are or were classified by any Company as independent contractors or other non-employee services providers are and were properly classified and treated as such for all applicable purposes.
(d)    The Companies do not have any Liability for payments or benefits due as a result of any “mass layoff” or “employment loss” (each as defined in the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (the “WARN Act”)) which has not been satisfied in full and has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the date hereof.
Section 4.16    Litigation. There is no, and since January 1, 2015 there has not been any, Proceeding by or before any Governmental Authority pending or, to the Knowledge of Post, threatened or anticipated, (i) against or involving any Company, or (ii) that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal, limiting, enjoining or otherwise interfering with any of the transactions contemplated by this Agreement, the Ancillary Agreements or payments contemplated hereunder. No Order affecting the Companies has been entered which is presently, or since January 1, 2015 has been, in effect or otherwise unsatisfied.
Section 4.17    Compliance with Laws; Permits.
(a)    The Companies are, and since January 1, 2015, have been, in compliance in all material respects with all applicable Laws. Since January 1, 2015, none of the Companies have received any written notice of, or to the Knowledge of Post, have been charged with, any material violation of any Laws.

(b)    The Companies have all material Permits necessary for the conduct of, or relating to the operation of, the business of the Companies as now being conducted, and the applicable Companies are in compliance with the terms thereof in all material respects. All such Permits are valid and in full force and effect. There are no pending or, to the Knowledge of Post, threatened, actions relating to the suspension, revocation, or modification of any material Permits.
(c)    Without limiting the generality of the immediately preceding statements, (i) all of the operations of the Companies are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Laws issued or implemented by the FDA, the USDA, the FTC, the CFIA and any other comparable Governmental Authority, including those related to recordkeeping, food safety, hazard analysis and preventive controls, sanitary transportation, food additives, supplier verification, food facility registration, current good manufacturing practices, and food labeling and advertising, and (ii) no Company has, since January 1, 2016, been subject to any adverse inspection identifying critical violations, warning letter, or other compliance or enforcement action, from or by the FDA, USDA, FTC, CFIA, or any other comparable Governmental Authority with respect to the services of any Company, any Products, or any facility used in the manufacture, handling, storage, or distribution of any Products.
Section 4.18    International Trade and Anti-Corruption Matters.
(a)    The Companies are in compliance in all material respects with all applicable Customs & International Trade Laws and at no time since June 1, 2015 has any Company committed any material violation of the Customs & International Trade Laws. There are no unresolved questions or claims concerning any liability of the Company or any of its Subsidiaries with respect to any such Laws. Without limiting the foregoing, since June 1, 2015, no Company has been subject to any civil or criminal investigation by any Governmental Authority or inquiry or audit involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws.
(b)    Since June 1, 2015, no Company has imported any products or materials subject to or otherwise covered by an antidumping duty order or countervailing duty order or subject to or otherwise covered by any pending antidumping or countervailing duty investigation by a Governmental Authority of the United States. No Company is subject to any material pending compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, record-keeping inquiry, assessment of additional duty for failure to properly mark imported merchandise, notice to properly mark merchandise or return merchandise to customs custody, claim for additional customs duties or fees, denial order, suspension of export privileges, government sanction or any other action or Proceeding, in each case, by a Governmental Authority involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to the Customs & International Trade Laws, and the Company and its Subsidiaries have paid all material customs duties and fees, all other import duties and fees and brokerage fees owed for merchandise imported by it or imported on its behalf into the United States.
(c)    None of the Companies nor any director or officer, nor to the Knowledge of Post, any employee, or agent acting at the direction or on behalf of any Company has provided, offered, gifted or promised, directly or indirectly, anything of value to any Governmental Authority, any officer, employee, or any person acting in an official capacity for or on behalf of any Governmental Authority, any political party, or any candidate for government office (“Official”), nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Official, in violation of any Anti-Corruption Laws or in furtherance of any such violation.

Section 4.19    Products; Recalls. Since January 1, 2016, (a) none of the Products are or were “adulterated,” “misbranded” or otherwise violative within the meaning of the United States Federal Food, Drug, and Cosmetic Act or any other Law, (b) none of the Products have been subject to any recall, whether ordered by a Governmental Authority or undertaken voluntarily, (c) none of the Products have been subject to withdrawal, modification, cancellation or suspension by the FDA, USDA, CFIA, Health Canada or any other Governmental Authority, and none of the Products have been discontinued (other than for commercial or other business reasons) or subject to a removal or safety alert (whether voluntarily or otherwise), and (d) no material Proceedings have occurred (whether completed or pending), or to the Knowledge of Post, threatened, seeking to recall, re-label, or seize any Product.
Section 4.20    Customers and Suppliers. Section 4.20 of the Disclosure Schedules sets forth a list of the top ten (10) customers and top ten (10) suppliers of the Companies (determined by the amount of total purchases or sales, as applicable, as set forth thereon) for each of (i) the twelve month period ending September 30, 2017 and (ii) the nine-month period ended June 30, 2018 (respectively, the “Major Customers” and “Major Suppliers”). Since September 30, 2017, none of the Major Customer or Major Suppliers has materially diminished its rate or purchasing of products from the Companies, in the case of the Major Customers, or selling of products or services to the Companies, in the case of the Major Suppliers, and no Major Customer or Major Supplier has terminated or threatened in writing (or, to Post’s Knowledge, verbally) any termination or material adverse change in its business relationship with any Company.
Section 4.21    Insurance. Section 4.21 of the Disclosure Schedules sets forth each insurance policy to which the Company is a party or which provides coverage to or for the benefit of or with respect to any Company or any director or employee of any Company in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, the insurer, the premium, the expiration date of each policy and the amount of coverage. All insurable assets of each Company are insured for the benefit of such Company in amounts and against risks appropriate with respect to their respective operations and consistent with industry practice, and, such insurance provides coverage to the extent and in the manner as may be required by applicable Law. Each Company is current in all premiums or other payments due under the Insurance Policies and for which such Company is liable thereunder and has otherwise complied in all material respects with all of its obligations under each such Insurance Policy. No written notice of cancellation, termination or non-renewal has been received by Post or any Company with respect to any Insurance Policy applicable to the business of the Companies. In the prior three year-period, Post and the Companies have given timely notice to their insurers of all material claims that may be insured by the Insurance Policies applicable to the business of the Companies, and insurance coverage of such claims has not been denied or disputed by any insurer. There are no outstanding material unpaid claims with respect to losses of any Company under any Insurance Policy.
Section 4.22    Financial Advisors. Except for Goldman Sachs & Co. LLC and Barclays Capital, Inc., the fees and expenses of which will be paid by Post, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Post or the Companies in connection with the transactions contemplated by this Agreement which will result in the obligation of the Investor or any of the Investor’s Affiliates (including, from and after the Closing, any Company) to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
Section 4.23    Affiliate Relationships. Except as set forth on Section 4.14 or Section 4.23(a) of the Disclosure Schedules, none of Post or any of its Affiliates (other than any Company), nor any officer, manager, or director of any Company or any of its Affiliates (other than any Company) (a) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Companies (other than, in the case of Post, in Post’s capacity as a holder of Shares) or (b) is a party to any Contract (other than any employment agreement or arrangement) with any Company (any such Contract, an “Affiliate Contract”).

Section 4.24    Financing. Post has delivered to the Investor true, correct and complete fully executed copies of (i) a commitment letter (together with all exhibits, schedules, and annexes thereto) from the financial institutions identified therein, to provide, prior to the Closing Date, on the terms and subject to the conditions expressly stated therein, the Bridge Loan, in the amounts set forth therein (the “Bridge Loan Commitment Letter”), (ii) all fee letters and engagement letters entered into by Post in connection with the Bridge Loan Commitment Letter (the “Bridge Loan Letters”), (iii) a non-binding term sheet that sets forth the expected terms and conditions of the Permanent Loan set forth on Section 7.1(e) of the Disclosure Schedules (the “Permanent Loan Term Sheet”), and (iv) all fee letters and engagement letters, if any, entered into by Post or 8th Avenue in connection with the Permanent Loan (the “Permanent Loan Letters”, together with the Bridge Loan Commitment Letter, the Bridge Loan Letters, and the Permanent Loan Term Sheet, collectively the “Financing Letters”). As of the date of this Agreement, the Bridge Loan Commitment Letter is in full force and effect and each of the Bridge Loan Commitment Letter and the Permanent Loan Letters have not been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, and no terms thereunder have been waived. As of the date of this Agreement, Post or 8th Avenue, as applicable, has paid or has had paid on its behalf in full any and all commitment fees or other fees in connection with the Financing Letters that are due and payable. As of the date of this Agreement, the Financing Letters (other than the non-binding Permanent Loan Term Sheet) are, as to Post and/or 8th Avenue, as applicable, and to the Knowledge of Post, as to the other parties thereto, legal, valid and binding obligations of such Persons and enforceable against such Persons in accordance with their terms, in each case, except as enforcement may be limited by the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or material breach on the part of Post under the Financing Letters (other than the non-binding Permanent Loan Term Sheet). As of the date of this Agreement, Post does not have any reason to believe that any of the conditions to the funding of the full amount of the Bridge Loan required to be satisfied by it will not be satisfied on a timely basis. As of the date of this Agreement, the Bridge Loan Commitment Letter contains all of the conditions precedent to the obligations of the Commitment Parties (as such term is defined in the Bridge Loan Commitment) to make the full amount of the Bridge Loan available to Post on the terms therein. As of the date of this Agreement, other than the Financing Letters and the agency fee letter, there are no side letters or other written agreements to which Post, 8th Avenue or any of their Affiliates is a party related to the conditionality or funding of the Bridge Loan or the Permanent Loan, as applicable, other than as expressly set forth in the Financing Letters.
Section 4.25    No Other Representations and Warranties. POST PROVIDES NO REPRESENTATION, WARRANTY OR CONDITION TO THE INVESTOR, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANIES, THE SHARES OR OTHERWISE, INCLUDING ANY REPRESENTATION, WARRANTY OR CONDITION AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS (FINANCIAL OR OTHERWISE), OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV, ARTICLE VII AND ANY CERTIFICATE DELIVERED HEREUNDER. WITHOUT LIMITING THE FOREGOING, EXCEPT TO THE EXTENT THE SUBJECT OF A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, POST DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO THE INVESTOR, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MANAGEMENT PRESENTATIONS OR ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANIES, NOR WILL ANY MANAGEMENT PRESENTATIONS, ANY INFORMATION CONTAINED IN THE DATA ROOM OR ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANIES CONSTITUTE OR CREATE ANY ADDITIONAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE COMPANIES, THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.25 OR OTHERWISE, NOTHING IN THIS SECTION 4.25 SHALL IN ANY MANNER LIMIT, OR BE TAKEN INTO ACCOUNT IN EVALUATING THE MERITS OF ANY CLAIM OF FRAUD.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
The Investor makes representations and warranties to Post as set forth in this Article V both as of the date hereof and as of the Closing Date.
Section 5.1    Organization and Good Standing. The Investor is a limited liability company duly organized, validly existing and in good standing in the state of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as now being conducted, except where the failure to have such power and authority would not have a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby and under the Ancillary Agreements to which it is a party.
Section 5.2    Authorization. The Investor has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Investor is a party and to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Investor of this Agreement and each other Ancillary Agreement to which the Investor is a party have been duly authorized by all necessary requisite action on behalf of the Investor, and no other proceedings on the part of the Investor are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Investor is a party. This Agreement and each other Ancillary Agreement to which the Investor is a party have been, or at the Closing will be, duly executed and delivered by the Investor, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Ancillary Agreement to which the Investor is a party constitute, or at the Closing will constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
Section 5.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by the Investor of this Agreement, or any Ancillary Agreement to which the Investor is a party, or the consummation by the Investor of the transactions contemplated hereby or thereby, shall (i) conflict with or violate the Organizational Documents of the Investor; (ii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) in any material respect, or require any consent under, any Contract to which the Investor is a party; or (iii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any applicable Law or Order to which the Investor is subject, other than, in the case of clauses (ii) and (iii), such items that, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement and under the Ancillary Agreements to which it is a party.
(b)    No consent, waiver, approval, authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Investor in connection with the execution and delivery of this Agreement or the other Ancillary Agreements to which the Investor is a party or the consummation by the Investor of the transactions contemplated hereby or thereby.
Section 5.4    Litigation. There are no Proceedings pending or, to the knowledge of the Investor, threatened that are reasonably likely to prohibit or restrain the ability of the Investor to enter into this Agreement or any Ancillary Agreement or consummate the transactions contemplated hereby or thereby.

Section 5.5    Available Funds. The Investor has delivered to Post a true, correct and complete fully executed copy of the Equity Commitment Letter from the Sponsors to invest, on the terms and subject only to the conditions stated therein, cash in the aggregate amount set forth therein (the “Equity Financing”). As of the date hereof, the Equity Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived. As of the date hereof, the Investor has paid or has had paid on its behalf in full any and all commitment fees or other fees in connection with the Equity Commitment Letter that are due and payable. Assuming the Equity Financing is funded in accordance with the terms of the Equity Commitment Letter and that the conditions set forth in Section 7.1 are satisfied fully, the net proceeds contemplated by the Equity Commitment Letter will, in the aggregate, be sufficient for the Investor to pay or otherwise satisfy all amounts required to be paid by the Investor in connection with the transactions contemplated by this Agreement and the Equity Commitment Letter (including payment of the Stock Purchase Price (collectively, the “Required Amounts”)). As of the date hereof, the Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the Sponsors and the Investor, in each case, as enforcement thereof may be limited by the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or material breach on the part of the Investor or any of the Sponsors under the Equity Commitment Letter. As of the date hereof, neither the Investor nor any Sponsor has any reason to believe that any of the conditions to the obligations of the Sponsors to fund the full amount of the Equity Financing will not be satisfied on a timely basis or that the amount of the Equity Financing necessary to pay or, assuming the conditions set forth in Section 7.1 are satisfied at Closing, otherwise satisfy the Required Amounts will not be available to the Investor on the Closing Date. As of the date hereof, the Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Equity Financing available to the Investor on the terms therein. As of the date hereof, other than the Equity Commitment Letter, there are no side letters or other written agreements to which the Investor or any of its Affiliates is a party related to the conditionality, funding or investing of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. The Equity Commitment Letter provides that Post is a third party beneficiary thereof entitled to specific performance thereof to the extent provided therein. The obligations of the Investor under this Agreement are not subject to any conditions regarding the Investor’s or its Affiliates’ or any other Person’s (including, for the avoidance of doubt, any of the Companies’) ability to obtain the Equity Financing.
Section 5.6    Guarantee. The Investor has furnished Post with a duly executed, true, complete and correct copy of the Guarantee. As of the date hereof, the Guarantee is in full force and effect. The Guarantee is a legal, valid and binding obligation of each Guarantor, enforceable in accordance with its terms against such Guarantor, subject to the Bankruptcy and Equity Exception. There is no breach or default under the Guarantee by any Guarantor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by any Guarantor.
Section 5.7    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Investor in connection with the transactions contemplated by this Agreement which will result in the obligation of Post or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
Section 5.8    Investment Intent. Consistent with the intended Tax treatment of the Transaction (as set forth in Recital G), the Investor has no present plan or intention to dispose of the 8th Avenue Series A Preferred Stock or 8th Avenue Class A Common Stock to be issued to the Investor (or its permitted assignees) pursuant to this Agreement after the Closing.

Section 5.9    Due Diligence Investigation. In making its decision to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder, the Investor has relied solely upon the representations and warranties of Post set forth in Article IV and any certificate delivered hereunder (and acknowledges that such representations and warranties are the only representations and warranties made by Post) and has not relied upon any other information provided by, for or on behalf of Post or its Affiliates or their respective Representatives to the Investor in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Investor has entered into the transactions contemplated by this Agreement and the Ancillary Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any management presentations, any information contained in the Data Room or any financial projections or forecasts relating to the Companies, in each case except to the extent the subject of a representation or warranty set forth in Article IV of this Agreement or any certificate delivered hereunder. The Investor acknowledges that no current or former stockholder or equity securities holder, director, officer, employee, or advisor of Post or its Affiliates has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement or the Ancillary Agreements, express or implied. THE INVESTOR HEREBY ACKNOWLEDGES THAT THE INVESTOR HAS RELIED ON ITS OWN EXAMINATION AND INVESTIGATION OF THE COMPANIES IN ELECTING TO ENTER INTO, AND CONSUMMATE THE TRANSACTIONS UNDER, THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.9 OR OTHERWISE, NOTHING IN THIS SECTION 5.9 SHALL IN ANY MANNER (I) LIMIT, OR BE TAKEN INTO ACCOUNT IN EVALUATING THE MERITS OF, ANY CLAIM OF FRAUD OR (II) LIMIT ANY COMPANY INDEMNIFIED PARTY’S RIGHTS TO INDEMNIFICATION UNDER ARTICLE IX.
Section 5.10    No Other Representations and Warranties. THE INVESTOR PROVIDES NO REPRESENTATION, WARRANTY OR CONDITION TO POST, EXPRESS OR IMPLIED, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE V OR ARTICLE VII AND ANY CERTIFICATE DELIVERED HEREUNDER, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.10, NOTHING IN THIS SECTION 5.10 SHALL IN ANY MANNER LIMIT, OR BE TAKEN INTO ACCOUNT IN EVALUATING THE MERITS OF, ANY CLAIM OF FRAUD.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.1    Conduct of the Business.
(a)    Prior to the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, except (i) as set forth in Section 6.1 of the Disclosure Schedules or otherwise expressly contemplated by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), each of Post and 8th Avenue shall, and Post shall cause the Companies to, conduct their operations only in the Ordinary Course of Business.

(b)    Without limiting the generality of the foregoing, except (i) as set forth in Section 6.1 of the Disclosure Schedules or as otherwise expressly contemplated by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, 8th Avenue shall not, and Post shall not permit the Companies to: (A) issue or sell, or purchase or redeem, any shares, membership interests, partnership interests or other equity interests; (B) amend or modify the Organizational Documents of any Company; (C) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization; (D) sell, assign, license, transfer, abandon, convey, lease, sublease or otherwise dispose of any Company Real Estate; (E) sell, assign, license, transfer, abandon, allow to lapse, convey, lease, sublease or otherwise dispose of any Company Intellectual Property, except in the Ordinary Course of Business; (F) enter into, terminate or amend in any material respect any Material Contract, or any Contract that would be a Material Contract, if in existence as of the date hereof, except in the Ordinary Course of Business; (G) permit or suffer any termination, revocation, expiration or lapse of any material Permits; (H) take any other action which if taken between March 31, 2018 and the date hereof, would have been required to have been set forth under clause (b), (e), (g)(i), (g)(iii) or (j) on Section 4.8 of the Disclosure Schedules or (I) authorize or commit or agree to do anything set forth in this Section 6.1.
Section 6.2    Access to Information.
(a)    Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, prior to the Closing Date, the Investor and its Representatives shall be permitted to make such investigation of the properties, businesses and operations of the Companies (including ordering title investigations and third party inspections) and such examination of the books and records of the Companies as it reasonably requests (provided, (i) such activities are conducted in such a manner as not to interfere unreasonably with the business or operations of the Companies; (ii) Post shall be entitled to have a Representative present at all times during such activities and, at the Investor’s cost and expense, to make extracts and copies of such books and records; and (iii) the Investor shall indemnify and hold harmless Post, the Companies and their respective Affiliates and Representatives from and against any and all Losses incurred or sustained by any of them based upon, arising out of, with respect to or by reason of such activities). Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Post shall cause its Representatives to reasonably cooperate with the Investor and its Representatives in connection with such investigation and examination, and the Investor shall cooperate with Post and its Representatives in connection with such investigations and examinations and shall use its reasonable efforts to minimize any disruption to the business of the Companies.
(b)    Notwithstanding anything to the contrary contained herein, (i) nothing in this Section 6.2 shall require Post or any of the Companies to provide the Investor with access to (A) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in Post’s good faith opinion, is sensitive or the disclosure of which would subject such Party or its Affiliates to risk of liability or violation of any data privacy Laws, (B) information the disclosure of which, in Post’s reasonable good faith opinion (x) would conflict with confidentiality obligations to which Post or any of its Affiliates is bound, (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege, or (z) would violate any applicable Law (provided that in the event any information is withheld by Post pursuant to the preceding clauses (x), (y) or (z), Post shall provide written notice of such withholding to the Investor and Post shall use commercially reasonable efforts to provide for appropriate substitute disclosure), and (ii) from the date hereof until the Closing Date, without Post’s prior written consent (to be granted in Post’s sole discretion), the Investor will not (x) contact or communicate directly with any Company employees or other personnel (other than James E. Dwyer), or any suppliers to, or customers of, any of the Companies with respect to the subject matter of this Agreement, or (y) conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing of the Company Real Estate, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media thereon.

(c)    Post and 8th Avenue shall provide the Investor with drafts of all Conveyance and Assumption Instruments. Post will provide the Investor reasonable time to review such documents prior to execution and shall prior to the execution thereof and consummation of the transactions contemplated thereby incorporate any changes as reasonably requested by the Investor in writing. In the event of any inconsistency or conflict between the Conveyance and Assumption Instruments and this Agreement, the provisions of this Agreement shall govern and control.
Section 6.3    Regulatory Approvals; Consents; Filings.
(a)    The Investor and Post shall (i) make or cause to be made the registrations, declarations and filings required of such Party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date hereof (but in no event later than ten (10) Business Days from the execution of this Agreement), and any filing fees associated therewith shall be paid by the Investor and such initial filings from the Investor and Post shall request early termination of any applicable waiting period under Antitrust Laws; (ii) not extend any waiting period under the HSR Act or foreign investment regulation or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party; (iii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Authority in respect of such filings, this Agreement, or the transactions contemplated hereby; (v) promptly notify the other Party of any material communication between that Party and any Governmental Authority in respect of such filings or investigation, inquiry or other Proceeding relating to this Agreement, the transactions contemplated hereby and of any material communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated hereby; (vi) subject to applicable Law, discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any such filings or communication to any Governmental Authority or, in connection with any Proceeding by a private party to any other Person, relating to any such filing or investigation, inquiry or other Proceeding relating to this Agreement, or the transactions contemplated hereby; (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any such filing, investigation or inquiry relating to this Agreement, or the transactions contemplated hereby, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion; (viii) subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to any such filing, investigation, inquiry, or Proceeding relating to this Agreement, or the transactions contemplated hereby; and (ix) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such filing, this Agreement or the transactions contemplated hereby.

(b)    In furtherance and not in limitation of the foregoing, each of Post and the Investor shall take any and all steps reasonably necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated hereby under any Antitrust Law or (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment associated with any violation of any Antitrust Law that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, so as to enable the Parties to close the transactions contemplated hereby expeditiously. Without limiting the foregoing, the Investor shall propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divesture, disposition, or license, or otherwise take or commit to take actions that after the Closing Date would limit the Investor’s freedom of action with respect to, or its ability to retain, one or more of the assets, properties, businesses, product lines, or services of the Investor (or any of its Affiliates (other than Post or any of its Affiliates (including any of the Companies)), or any interest or interests therein. In addition, the Investor shall defend through litigation on the merits any claim asserted in court by any Governmental Authority associated with any violation of any Antitrust Law in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing, including by pursuing all available avenues of administrative and judicial appeal. For the avoidance of doubt, the obligations of the Investor set forth in the previous two sentences shall not also apply to Post or 8th Avenue or any of their Subsidiaries.
(c)    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give the Investor, directly or indirectly, the right to control or direct the operations of the Companies prior to the Closing. Prior to the Closing, Post and its applicable Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Companies.
Section 6.4    Financing.
(a)    The Investor shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable (as reasonably determined by the Investor) to arrange, obtain and consummate the Equity Financing on the terms and conditions described in the Equity Commitment Letter. The Investor shall not amend, supplement, waive, modify or replace the Equity Commitment Letter without the prior written consent of Post. The Investor shall promptly, diligently and fully (i) enforce its rights under the Equity Commitment Letter and (ii) comply with its obligations under the Equity Commitment Letter. The Investor acknowledges and agrees that the obtaining of any of the Equity Financing is not a condition to its obligation to effect the Closing.
(b)    Post shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable (as reasonably determined by Post) to arrange, obtain and consummate the Bridge Loan substantially on the terms and conditions described in the Bridge Loan Commitment Letter, and 8th Avenue shall use its reasonable best efforts to take all actions and do all things reasonably necessary, proper or advisable (as reasonably determined by 8th Avenue) to arrange for the availability of the Permanent Loan promptly following the Closing substantially on the terms and conditions described in the Permanent Loan Term Sheet, including, as applicable, using reasonable best efforts (i) in the case of Post, (A) to negotiate and enter into (or cause its Affiliates to enter into) definitive agreements with respect to the Bridge Loan on substantially the terms and conditions contained in the Bridge Loan Commitment Letter and the Bridge Loan Letters and (B) to promptly satisfy on a timely basis all conditions to funding in the Bridge Loan Commitment Letter and any definitive agreements entered into in connection therewith and to fund the Bridge Loan not less than seven (7) days prior to the Closing Date, and (ii) in the case of 8th Avenue, to negotiate definitive agreements with respect to the Permanent Loan on substantially the terms and conditions contained in the Permanent Loan Term Sheet and the Permanent Loan Letters; provided, however, that, neither Post nor 8th Avenue shall be required to, or cause any of the Companies to, take any action under this Section 6.4(a) that: (I) unreasonably interferes with the ongoing business of Post or any of its Affiliates (including the Companies); (II) causes any covenant, representation or warranty in this Agreement to be breached or otherwise causes the breach of this Agreement or any Contract to which any of Post or its Affiliates (including the Companies) is a party, in each case, in a manner that would cause any closing condition set forth in Article VII to fail to be satisfied; (III) requires Post or any of its Affiliates (other than the Companies) to incur any liability or obligation (including any commitment fees and expense reimbursements) with respect to the Permanent

Loan; (IV) requires any of the Companies to incur any liability (including any commitment fees and expense reimbursements) in connection with the Permanent Loan until after the Closing is consummated; or (V) requires Post or any of its Affiliates (including the Companies) to take any action that is prohibited or restricted by, or will conflict with or violate, its Organizational Documents or would result in a violation or breach of, or default under, any agreement or Contract to which Post or any of its Affiliates (including the Companies) is a party. Promptly following a written request from the Investor, Post or 8th Avenue, as applicable, shall inform the Investor in reasonable detail of the status of its respective efforts to arrange and consummate the Bridge Loan and the Permanent Loan and any material developments in respect thereof. Post or 8th Avenue, as applicable, shall give the Investor prompt notice if at any time for any reason it believes in good faith that Post will not be able to obtain all or any portion of the Bridge Loan substantially on the terms set forth in the Bridge Loan Commitment Letter, or if 8th Avenue will not be able to obtain all or any portion of the Permanent Loan substantially on the terms set forth in the Permanent Loan Term Sheet.
(c)    Post shall take or cause to be taken all actions, and enter into (or cause its Affiliates to enter into) such agreements and arrangements, as shall be necessary to cause, as of the consummation of the Closing, in accordance with and as provided in the Post Indentures (i) the Companies to be removed as parties to the Post Indentures; and (ii) the Companies to be released from all Liabilities in respect of the Post Indentures. Post shall use its reasonable best efforts to take or cause to be taken all actions and do, or cause to be done, all things reasonably necessary, proper or advisable (as reasonably determined by Post), and enter into (or cause its Affiliates to enter into) such agreements and arrangements, as shall be necessary to cause, as of the consummation of the Closing, (x) the Companies to be removed as parties to the Post Credit Agreement; (y) the Companies to be released from all Liabilities in respect of the Post Credit Agreement; and (z) the assets of the Companies to be released as collateral in respect of the Post Credit Agreement.
Section 6.5    Third Party Consents. From the date hereof until the earlier to occur of the Closing or the termination of this Agreement in accordance with Article VIII, the Parties shall use their respective commercially reasonable efforts to obtain at the earliest practicable date the Material Contract Consents and the other consents and approvals referred to in Section 4.3(b); provided, however, that no Party shall be obligated to pay any consideration to any third party from whom consent or approval is requested (other than (i) amounts required to be paid under the terms of any such Material Contract or (ii) filing fees and similar amounts), and, for the avoidance of doubt, the receipt of the Material Contract Consents and the other consents and approvals referred to in Section 4.3(b) is not a condition to either Party’s obligations under this Agreement.
Section 6.6    Confidentiality. The Parties acknowledge that, until the Closing, the Confidentiality Agreement and the Investor’s and its Affiliates’ and Representatives’ obligations thereunder remain in full force and effect, it being understood that such obligations shall terminate automatically (without any further action by any party thereto) upon the Closing. After the Closing, the obligations of the Parties with respect to confidentiality shall be as set forth in the Shareholders Agreement.

Section 6.7    Non-Competition. Post hereby agrees that from the Closing Date through the earlier to occur of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date upon which Post owns less than thirty percent (30%) of the issued and outstanding shares of 8th Avenue Common Stock, Post shall not, and shall cause its Subsidiaries (other than the Companies) to not, in any manner (whether on its own account, or as an owner, operator, manager, investor, agent or otherwise), engage directly or indirectly in the Restricted Business, anywhere in North America, or own any interest in, manage, control, provide financing to, or participate in the operations of (whether as an owner, operator, manager, investor, agent, representative or otherwise), any Person that is engaged in the Restricted Business anywhere in North America, except as contemplated by this Agreement and in connection with Post’s ownership, management and interest in 8th Avenue and its Subsidiaries. For purposes hereof, “Restricted Business” shall mean the manufacture and sale of the following private brand products, in each case, of the type manufactured or produced as of the Closing Date: organic and conventional peanut and tree nut butters and roasted and granulated nuts, organic and non-GMO granola, conventional and premium trail mixes and dried fruit and nuts, and conventional and premium dry pasta products, and the provision of commercial peanut blanching services. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Post or any of its Subsidiaries from:
(a)    owning directly or indirectly not more than five percent (5%) of the outstanding equity securities of any publicly-traded entity;
(b)    acquiring directly or indirectly any Person(s), businesses or assets that engage in the Restricted Business (a “Competitive Acquisition”); provided, however, that if Post engages in (i) a particular Competitive Acquisition in which the Person, businesses or assets so acquired derive more than twenty percent (20%) of their annual revenue from the Restricted Business or (ii) one or more Competitive Acquisitions in which the Person(s), businesses or assets so acquired derive more than (I) Sixty-Three Million Dollars ($63,000,000) of their annual revenue from the Restricted Business for any individual Competitive Acquisition, or (II) One Hundred Fifty Million Dollars ($150,000,000) of their annual revenue from the Restricted Business in the aggregate for all Competitive Acquisitions (in each case measured during their most recently completed fiscal year prior to the consummation of the Competitive Acquisition) (each, a “Revenue Test”), then, in such event, (A) Post shall so notify 8th Avenue in writing promptly upon consummation of such Competitive Acquisition, and 8th Avenue shall have ninety (90) days after its receipt of such notice to make an offer to acquire from Post the applicable portion of such business that derives such revenue from the Restricted Business, and (B) if Post does not accept such offer from 8th Avenue or 8th Avenue does not make such offer within such ninety (90) day period, then Post must, during the twelve (12) month period thereafter, either divest, wind down or terminate the applicable portion of such business that derives such revenue from the Restricted Business (it being understood, for the avoidance of doubt, that if neither of the Revenue Tests are met with respect to a Competitive Acquisition, then Post shall have no obligations with respect to such Competitive Acquisition and may continue to own, operate and grow the Person(s), businesses or assets so acquired other than in the event Post consummates a number of Competitive Acquisitions such that the aggregate revenue threshold set forth above has been satisfied in which event Post shall be obligated to offer such applicable portion of the business to 8th Avenue or otherwise divest, wind down or terminate such applicable portion of the business, in each case, in accordance with this Section 6.7) (but, for the avoidance of doubt, for purposes of the preceding parenthetical, Post’s obligation shall be limited to offering to 8th Avenue or otherwise divesting, winding down or terminating that portion of such business in excess of the One Hundred Fifty Million Dollars ($150,000,000) aggregate annual revenue threshold (measured as provided above), it being understood that in no event will the foregoing clause be deemed to limit or excuse Post’s obligation to divest, wind down or otherwise terminate any portion of such business if the only commercially practicable alternative available to Post would be to divest, wind down or otherwise terminate a portion of the business that would result in the business to be retained by Post having less than One Hundred Fifty Million Dollars ($150,000,000) in aggregate annual revenue).

(c)    engaging in any business conducted by Post or any of its Subsidiaries (other than the Companies) on the Closing Date that constitutes any Restricted Business (collectively, the “Post Retained Businesses”); provided, that Post and its Subsidiaries (other than the Companies) do not expand in any material respect the substantive scope of Post Retained Businesses beyond the scope of Post Retained Businesses as of the Closing Date in a manner that would be competitive with the business of the Companies as of the Closing Date (it being understood and agreed that no increase in the volume or size of a business, as opposed to its substantive scope, will constitute a violation of this Section 6.7); or
(d)    engaging in any business relating to the production and sale of products currently produced by the Companies which are sold under the “Peace” and “Sweet Home Farms” cereal brands.
Section 6.8    Non-Solicitation; Non-Hire. Post hereby agrees that from and after the Closing through the fifth anniversary of the Closing date, Post shall not, and shall cause its Subsidiaries (other than the Companies) to not (a) (i) hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Person that is or was with a job title equivalent to or senior to that of the Chief Executive Officer of 8th Avenue or any of his or her direct reports or any direct reports of such direct reports employed or engaged by 8th Avenue or any of its Subsidiaries during the six-month period immediately preceding such hiring, engagement, recruitment or solicitation or (ii) induce or attempt to induce any such Person to leave such employment or engagement, or (b) in any way tortiously interfere with the relationship between 8th Avenue or any of its Subsidiaries, on the one hand, and any employee, sales representative, broker, customer, supplier, licensor, licensee or other material business relation of 8th Avenue or any of its Subsidiaries, on the other hand (including by making any disparaging statements or communications about the Investor, 8th Avenue or any of its Subsidiaries or their respective operations, officers, managers, directors or investors); provided, however, that a general solicitation, advertisement, posting, or similar job solicitation process or sending employee searches by headhunter/search firms not targeting any such Person, including, in each case, any hiring or engagement resulting therefrom to the extent such hiring or engagement does not involve the chief executive officer of the Company, or any of his or her direct reports, shall not constitute a breach of this Section 6.8; and provided further, that nothing in this Section 6.8 shall prevent Post or any of its Subsidiaries from amending or terminating any agreement or relationship with any customer, vendor, supplier or other material business relation of Post or any of its Subsidiaries, regardless of whether any services or other aspects of such relationship may be shared with or passed through to any of the Companies, subject, in any case, to the terms, conditions and obligations of Post and any of its Subsidiaries under the Master Services Agreement.
Section 6.9    Acknowledgement. Post has determined and hereby acknowledges that the restrictions contained in Section 6.7 and Section 6.8 are reasonable in terms of time and type of activity and geographic scope and are necessary to protect the goodwill of 8th Avenue and its Subsidiaries and the substantial investment made by the Investor under this Agreement. Post hereby acknowledges and agrees that remedies at law shall be inadequate to protect the Investor, 8th Avenue and its Subsidiaries against any breach of Section 6.7 and Section 6.8, and, without prejudice to any other rights and remedies otherwise available to the Investor, 8th Avenue and its Subsidiaries, Post hereby agrees that Investor on behalf of itself or 8th Avenue or any of its Subsidiaries shall be entitled to injunctive relief to enforce the provisions of Section 6.7 and Section 6.8 without the posting of any bond or other security. Post hereby waives any defenses to the strict enforceability of the provisions of this Agreement. The periods of time set forth in Section 6.7 and Section 6.8 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Investor, 8th Avenue or its Subsidiaries are successful on the merits in any such litigation. The “time required for litigation” is herein defined to mean the period of time from the earlier of Post or its Subsidiaries’ first breach of such covenants or service of process upon Post or its Subsidiaries through the expiration of all appeals related to such litigation.

Section 6.10    No Shop; Exclusivity. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article VIII, Post shall not, and shall not permit any of its Representatives or Affiliates to, except as contemplated by this Agreement with respect to the Investor, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, or sale of any equity interests or material assets of the Companies (an “Acquisition Transaction”); (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction; (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Companies in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
Section 6.11    Publicity. From the date hereof until the Closing Date, no public release, disclosure or announcement concerning the transactions contemplated hereby shall be issued by the Investor or Post or any of their respective Affiliates without the prior written consent of the other Party, except as such release, disclosure or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case (except with respect to reports, schedules, forms, proxy statements and other documents required to be filed or furnished (as applicable) by Post with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended), the Party making such release, disclosure or announcement shall have given prior written notice to the other Party, and shall have allowed the other Party reasonable time to comment on such release, disclosure or announcement in advance of such issuance (and the Party making such release, disclosure or announcement shall cause all reasonable comments provided by the other Party to be reflected in such release or announcement); provided, that Post and its Affiliates may respond to questions from analysts or news reporters to the extent that such responses are consistent with public releases, disclosures or announcements previously made in accordance with this Section 6.11. Notwithstanding the foregoing, (i) Post and the Investor shall prepare a mutually acceptable press release or releases concerning the transactions contemplated hereby for dissemination upon signing of this Agreement and upon Closing, and (ii) the Investor and its respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective investors, equity holders, members, managers and any of their respective Affiliates.
Section 6.12    Employment and Employee Benefits.
(a)    8th Avenue shall establish and adopt, effective January 1, 2019, a safe harbor 401(k) plan meeting the requirements of Code Section 401(k)(12)(B) and 401(m)(11) (the “8th Avenue Savings Investment Plan”) and require, provided that there is no qualification error with respect to the Post Savings Investment Plan (“Post SIP”) that has not been remedied through the Employee Plans Compliance Resolution System, that the trust that funds the 8th Avenue Savings Investment Plan shall accept a direct trust-to-trust transfer of the account balances of such eligible Company employees from the trust that funds the Post SIP subject to the “anti-cutback” rules of Section 411(d)(6) of the Code. Without limiting the foregoing, 8th Avenue shall ensure that the terms of the 8th Avenue Savings Investment Plan proposed to be adopted in accordance with the immediately preceding sentence may not differ significantly from those of the Post SIP to the extent that: (i) the difference in such terms would result in the service provider(s) selected for the 8th Avenue Savings Investment Plan not being able to establish the plan and accept contributions into the accounts for the 8th Avenue Savings Investment Plan effective January 1, 2019, as determined by such service provider(s); or (ii) the difference in such proposed terms would pose a risk, in the reasonable assessment of Post, that the Post SIP may fail any applicable nondiscrimination testing under the Code. As soon as feasibly possible and without unreasonable delay 8th Avenue shall submit an application to the IRS seeking a favorable determination or opinion letter from the IRS that the 8th Avenue Savings and Investment Plan is tax-qualified under Section 401(a) of the Code. Upon the adoption of the 8th Avenue Savings Investment Plan, 8th Avenue shall permit and facilitate the participation of eligible Company employees, who, as of December 31, 2018, were eligible to participate in the Post SIP.

(b)    If Post determines, in its sole discretion, or if 8th Avenue determines, in its sole discretion, to cease the Companies’ participation in the Post Foods Canada Inc. Retirement Plan for Canadian Employees (Registration #1203595 as of the date hereof) maintained by Post or its Affiliates (the “Post Canadian Defined Contribution Plan”), 8th Avenue shall adopt, or cause Golden Boy Foods to adopt, effective as soon as administratively possible following notification from Post to 8th Avenue or vice versa, a registered defined contribution plan (“8th Avenue Canadian Defined Contribution Plan”). Upon the effective date of the 8th Avenue Canadian Defined Contribution Plan, 8th Avenue shall permit and facilitate participation of those Canadian Employees, who, immediately prior to the effective date of the 8th Avenue Canadian Defined Contribution Plan, were eligible to participate in the Post Canadian Defined Contribution Plan, under such terms and conditions, including employer contributions and vesting, as are comparable and materially equivalent to those of the Post Canadian Defined Contribution Plan applicable to such Canadian Employees immediately prior to the effective date of the adoption of the 8th Avenue Canadian Defined Contribution Plan. For purposes of this Agreement, “Canadian Employee” means a Company employee of Golden Boy Foods.
(c)    If Post determines, in its sole discretion, or if 8th Avenue determines, in its sole discretion, to cease the Companies’ participation in the Post Holdings, Inc. Health and Welfare Benefit Plan (“Post H&W Plan”), 8th Avenue shall adopt effective as soon as administratively possible following notification from Post to 8th Avenue or vice versa, with Post’s good faith and reasonable best efforts to assist, a health and welfare benefit plan subject to ERISA (“8th Avenue Health and Welfare Benefit Plan”). Upon the effective date of the 8th Avenue Health and Welfare Benefit Plan, 8th Avenue shall permit and facilitate participation of U.S. Employees (and their dependents and beneficiaries, as applicable, subject to pre-existing condition exclusions under the Post Holdings, Inc. Health and Welfare Benefit Plan), who, immediately prior to the effective date of the 8th Avenue Health and Welfare Benefit Plan, were eligible to participate in the Post H&W Plan, with such component benefits and under such terms and conditions as are substantially comparable in the aggregate to those that comprise the Post H&W Plan applicable to such U.S. Employees immediately prior to the effective date of the 8th Avenue Health and Welfare Benefit Plan. 8th Avenue shall ensure that the 8th Avenue Health and Welfare Benefit Plan shall not contain terms or conditions that vary from those of the Post H&W Plan in a manner that creates, in the reasonable assessment of Post, a risk that the Post H&W Plan would fail nondiscrimination requirements under any applicable provision of the Code (including, without limitation, Code Section 105(h) with respect to any self-insured medical reimbursement plan and/or Code Section 79 with respect to any life insurance plan (or any successor law(s) thereto)). For purposes of this Agreement, “U.S. Employee” means a Company employee of 8th Avenue or any of its U.S. Subsidiaries. Notwithstanding anything in this Agreement to the contrary: (i) if early termination fees, exit costs or other similar fees or penalties are assessed by vendors and/or insurers of the component benefits under the Post H&W Plan due to insufficient notice or otherwise following a determination that the Companies will no longer participate in the Post H&W Plan (leaving such Post H&W Plan being the “Exit”), the party that made the determination that the Companies would no longer participate shall bear the cost of such Exit costs or penalties; and (ii) the Companies shall be responsible for any and all claims attributable to the Companies’ participation in the Post H&W Plan incurred prior to the Exit, no matter when such claims are filed, reported or payable.

(d)    If Post determines, in its sole discretion, or if 8th Avenue determines, in its sole discretion, to cease the Companies participation in the Canadian health and welfare plans maintained by Post or its Affiliates (“Post Canadian Health and Welfare Benefit Plan”) 8th Avenue shall adopt, or cause Golden Boy Foods to adopt, effective as soon as administratively possible following notification from Post to 8th Avenue or vice versa, with Post’s good faith and reasonable best efforts to assist, a Canadian health and welfare benefit plan (“8th Avenue Canadian Health and Welfare Benefit Plan”). Upon the effective date of the 8th Avenue Canadian Health and Welfare Benefit Plan, 8th Avenue shall permit and facilitate participation of Canadian Employees (and their dependents and beneficiaries, as applicable), who, immediately prior to the effective date of the 8th Avenue Canadian Health and Welfare Benefit Plan, were eligible to participate in the Post Canadian Health and Welfare Benefit Plan, with such component benefits and under such terms and conditions as are comparable and materially equivalent to those of the Post Canadian Health and Welfare Benefit Plan applicable to such Canadian Employees immediately prior to the effective date of the 8th Avenue Canadian Health and Welfare Benefit Plan. Notwithstanding anything in this Agreement to the contrary: (i) if early termination fees, exit costs or other similar fees are assessed by vendors and/or insurers of the component benefits under the Post Canadian Health and Welfare Benefit Plan due to insufficient notice or otherwise following a determination that the Companies will no longer participate in the Post Canadian Health and Welfare Benefit Plan (leaving such Post Canadian Health and Welfare Benefit Plan being the “Canadian Exit”), the party that made the determination that the Companies would no longer participate shall bear the cost of such Canadian Exit costs or penalties; and (ii) the Companies shall be responsible for any and all claims attributable to the Companies’ participation in the Post Canadian Health and Welfare Benefit Plan incurred prior to the Canadian Exit, no matter when such claims are filed, reported or payable.
Section 6.13    Treatment of Intercompany Receivables. All intercompany receivables (however evidenced) owing to any of the Companies by Post or any of its Affiliates (other than the Companies), on the one hand, or owing to Post or any of its Affiliates (other than the Companies) by any of the Companies, on the other hand, in each case, in existence immediately prior to the Effective Time, shall be settled as of the Effective Time so that no such intercompany receivables shall be included in any Net Working Capital calculations or outstanding, owed or otherwise payable by Post or any of its Affiliates (other than the Companies), on the one hand, or any of the Companies, on the other hand, after the Effective Time.
Section 6.14    Insurance and Benefits/Compensation Costs.
(a)    For so long as 8th Avenue continues to participate in Post’s insurance programs, health and welfare plans, severance plans, 401(k) plan, and the Post Canadian Defined Contribution Plan, Post will continue to administer such insurance programs and such plans and allocate or pass through, as applicable, the premiums, claims and other costs thereunder to the Companies in the same manner that Post administers and allocates or passes through such premiums, claims and costs thereunder to the Companies as of the date of this Agreement. The Companies shall remain responsible for the payment of any cash bonus or gainsharing payments or other compensation due to Company employees. 8th Avenue may elect to discontinue participation in Post’s insurance programs, to be effective as of any policy renewal date, provided that 8th Avenue gives Post written notice of such election at least ninety (90) days’ prior (or such longer period that may be required by any applicable insurance policy) to any such policy renewal date. 8th Avenue will provide Post with all information reasonably requested by Post as it relates to 8th Avenue’s participation in Post’s insurance programs, its withdrawal therefrom or its participation in its own insurance programs, subject to the terms of the Master Services Agreement.

(b)    With respect to restricted stock unit awards issued to Company Employees under the Post 2012 Long-Term Incentive Plan and the Post 2016 Long-Term Incentive Plan which awards remain outstanding (“Outstanding Post Awards”) as of the Effective Date:
(i)    any such Company Employee who is offered participation in an equity incentive plan adopted by 8th Avenue (the “8th Avenue Equity Incentive Plan”) (which Company Employees will be identified by 8th Avenue at least 30 days prior to the Effective Date) and their assignees will be permitted to elect, with respect to all or any portion of his or her Outstanding Post Awards, that any such portion of Outstanding Post Awards shall either (A) continue to vest and be settled according to their terms in effect as of the Effective Date, or (B) if legally permissible as determined by Post, be converted (in whole or in part, as applicable) into awards issued under the 8th Avenue Equity Incentive Plan (it being understood that all or any portion of such Company Employee's Outstanding Post Award that is elected to be converted into awards issued under the 8th Avenue Equity Incentive Plan shall be forfeited under the Post 2012 Long-Term Incentive Plan and the Post 2016 Long-Term Incentive Plan, as applicable, in exchange for such awards issued under the 8th Avenue Equity Incentive Plan); and the costs of such awards described in (b)(i)(A) shall be borne by Post (or its applicable Subsidiary, other than the Companies), and the costs of any awards issued under the 8th Avenue Equity Incentive Plan, shall be borne by the Companies; provided, however, that notwithstanding the foregoing, in no event will the Companies bear any expense associated with any such awards that are vested as of immediately prior to the Closing but which have not been settled as of the Closing (it being understood that the costs of settling such vested awards shall be borne by Post);
(ii)    all other Company Employees with Outstanding Post Awards who are not selected for participation in the 8th Avenue Equity Incentive Plan per (i) above, Post (or its applicable Subsidiary (other than any of the Companies)) shall be responsible for the costs of settling such awards, provided, however, that to the extent that Post or its applicable Subsidiary (other than any of the Companies) bears any costs under this Section 6.14(b)(i) or Section 6.14(b)(ii), Post shall receive the economic benefit of any income Tax deduction realized by the Companies that are attributable to bearing such costs.
Section 6.15    Release. Subject to the final sentence of this Section 6.15, Post hereby unconditionally and irrevocably and forever releases and discharges, and shall cause each of its Subsidiaries (other than any of the Companies) to unconditionally and irrevocably and forever release and discharge, in each case effective as of the Closing, each Company and each of their respective successors and assigns (each, a “Company Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Company Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing. Subject to the final sentence of this Section 6.15, 8th Avenue hereby unconditionally and irrevocably and forever releases and discharges, and shall cause each Company to unconditionally and irrevocably and forever release and discharge, in each case effective as of the Closing, Post and its Subsidiaries (other than the Companies) and each of their respective successors and assigns (each, a “Post Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Post Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing. Each of Post and 8th Avenue expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each of Post and 8th Avenue understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Post acknowledges that the Investor is relying on the waiver and release of the Companies provided in this Section 6.15 in connection with entering into this Agreement and that this Section 6.15 is intended for the benefit of, and to grant third-party rights, to each Company Released Party to enforce this Section 6.15. Each of the Investor and 8th Avenue acknowledges that Post is relying on the waivers and releases of the Post Released Parties provided in this Section 6.15 in connection with entering into this Agreement and that this Section 6.15 is intended for the benefit of, and to grant third-party rights, to each Post Released Party to enforce this

Section 6.15. It is intended that the provisions of this release shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 6.15 shall waive (i) any claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions, causes of action, obligations, accounts, or liabilities of any kind or character whatsoever under the agreements or arrangements set forth on Section 6.15 of the Disclosure Schedules, which agreements and arrangements shall remain in full effect from and after the Closing or (ii) any rights otherwise expressly provided pursuant to this Agreement or the Ancillary Agreements, including the indemnification rights provided in Article IX hereof.
Section 6.16    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, for a period of two years following the Closing, if Post or its Subsidiaries (other than the Companies), on the one hand, or the Companies, on the other hand, discover that (a) any asset, right, property, license or interest held by Post or its Subsidiaries (other than the Companies) that was intended to be transferred to the Companies pursuant to or in connection with this Agreement or any Ancillary Agreement was not transferred prior to the Closing or (b) any asset, right, property, license or interest held by the Companies was inadvertently transferred to the Companies by Post or its Subsidiaries (other than the Companies) prior to the Closing, Post or 8th Avenue, as applicable, shall or shall cause its applicable Subsidiaries to promptly assign and transfer to Post or 8th Avenue, as applicable, or another entity designated by Post or 8th Avenue, as applicable, all right, title and interest in and to such asset.
Section 6.17    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, mortgage, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Stock Purchase, the Investor Contribution, and the Post Contribution pursuant to this Agreement and the Ancillary Agreements (collectively, “Transfer Taxes”) shall be borne by Post and paid when due. 8th Avenue shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Post shall cooperate with respect thereto as necessary).
Section 6.18    Tax Sharing Arrangements. Any and all Tax sharing agreements or arrangements between any Company, on the one hand, and any Affiliate of the Company (other than another Company), on the other hand, other than the Tax Sharing Agreement, shall be cancelled, and after the Closing, no Company shall have any further rights or Liabilities thereunder or under any payables or receivables arising therefrom or thereunder.
Section 6.19    Tax Treatment of the 8th Avenue Series A Preferred Stock. For so long as the Investor (or any of its permitted transferees or assigns) owns any 8th Avenue Series A Preferred Stock, 8th Avenue and the Investor shall work together and cooperate in good faith with respect to (i) the income Tax treatment of any excess of the 8th Avenue Series A Preferred Stock’s redemption price over its issue price and of any accrual of Accumulated Dividends (as such term is defined in the Certificate of Designation) on the 8th Avenue Series A Preferred Stock and (ii) the income Tax treatment of any redemption, repurchase or other acquisition of all or a portion of the 8th Avenue Series A Preferred Stock within a reasonable period of time prior to such redemption, repurchase or other acquisition, including, in each case, any Tax reporting with respect thereto. 8th Avenue acknowledges and agrees that, based on the facts and circumstances as of the date hereof, (x) 8th Avenue does not expect that as of the Closing Date, it will be “more likely than not” that the 8th Avenue Series A Preferred Stock will be redeemed within the meaning of Treasury Regulation Section 1.305-5(b)(3), and (y) 8th Avenue expects that any redemption, repurchase or other acquisition of all or a portion of the 8th Avenue Series A Preferred Stock would constitute a redemption “not essentially equivalent to a dividend” to the Investor within the meaning of Section 302(b)(1) of the Code, and accordingly that 8th Avenue shall not be required to, and shall not, conduct any information reporting with respect to dividend income with respect to the items specified in the immediately preceding sentence. In the event of a material change in facts or circumstances between the date hereof and the Closing Date that affects the conclusions set forth in the immediately preceding sentence, 8th Avenue will promptly notify the Investor, and 8th Avenue and the Investor shall work together and cooperate in good faith to determine the income Tax treatment and required information reporting of the items set forth in the first sentence of this Section 6.19, and in such case, 8th Avenue shall not conduct any information reporting with respect to dividend income with respect to the items specified in the first sentence of this Section 6.19 unless required by Law, as determined by 8th Avenue in its reasonable discretion.

Section 6.20    Certain Additional Payments. In the event that, at any time after the payment of the Closing Adjustment pursuant to Section 2.5, it shall be discovered by or become known to any Party that (a) any Indebtedness of any Company as of immediately prior to the Closing was not included in the Closing Adjustment under Section 2.6, (b) any Company Expenses of any Company as of immediately prior to the Closing were not included in the Closing Adjustment under Section 2.6, or (c) following the Effective Time and prior to the Closing, any Person used or transferred any Closing Total Cash to pay any Closing Total Indebtedness or any Closing Total Company Expenses or to pay any dividends or distributions to Post or its Affiliates (other than the Companies), then such Party shall provide notice to such other Party and in such event and without duplication Post shall promptly pay to 8th Avenue the amount of Indebtedness or Company Expenses so discovered or the amount of Closing Total Cash so used or transferred, as applicable.
ARTICLE VII
CLOSING CONDITIONS
Section 7.1    Conditions Precedent to the Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement are expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with any of which or the occurrence of any of which may be waived in whole or in part by the Investor in writing):
(a)    (i) The representations and warranties of Post set forth in clauses (i) and (ii) of the first sentence of Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization), Section 4.4(a), the first three sentences of Section 4.4(b), and Section 4.4(c) (Capitalization), the first and third sentences of Section 4.5 (Subsidiaries), and Section 4.8(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date and (ii) all other representations and warranties of Post set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except in the case of this clause (ii) to the extent that breaches thereof would not constitute, individually or in the aggregate with other breaches, a Material Adverse Effect.

(b)    Post shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed by Post on or prior to the Closing Date. Post shall have delivered to the Investor a certificate dated as of the Closing Date and signed by an officer of Post certifying satisfaction of the conditions set forth in Section 7.1(a) and this Section 7.1(b) (the “Post Compliance Certificate”).
(c)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any of the transactions contemplated by this Agreement, and there shall not be in effect any injunction or Order issued by any Governmental Authority of competent jurisdiction prohibiting any of the transactions contemplated by this Agreement.
(d)    Post shall have obtained such agreements and amendments to the Post Credit Agreement and, if applicable, the Post Indentures as are necessary to, as of the consummation of the Closing (i) cause the Companies to be removed as parties to the Post Credit Agreement and, if applicable, the Post Indentures; (ii) cause the Companies to be released from all Liabilities in respect of the Post Credit Agreement and, if applicable, the Post Indentures; (iii) cause the assets of the Companies to be released as collateral in respect of the Post Credit Agreement; (iv) permit the Companies to assume the Bridge Loan; and (v) permit the Companies to consummate the Permanent Loan following the Closing, in each case, without causing any breach or default under the Post Credit Agreement, and, if applicable, the Post Indentures.
(e)    (x) 8th Avenue shall have delivered to the Investor a certificate dated as of the Closing Date and signed by an officer of 8th Avenue certifying that, to the best of such officer’s knowledge, (i) the Permanent Loan (excluding any revolver portion) in an amount at least equal to the amount of the Bridge Loan but not in excess of Six Hundred Forty-Five Million Dollars ($645,000,000), on terms and conditions no less favorable than those set forth on Section 7.1(e) of the Disclosure Schedules, will be available to 8th Avenue promptly following the Closing, and (ii) 8th Avenue intends to borrow the Permanent Loan promptly following the Closing and use the proceeds thereof to repay all amounts then due and owing under the Bridge Loan and (y) based on the facts and circumstances in existence as of the date on which such certificate is delivered to the Investor, the Investor has no reasonable basis to believe or otherwise conclude that the certifications provided in such certificate are inaccurate.
(f)    The applicable waiting period (or extension thereof) related to the transaction contemplated under the applicable Antitrust Laws shall have expired or been terminated.
Section 7.2    Conditions Precedent to the Obligations of Post. The obligations of Post to consummate the transactions contemplated by this Agreement are expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Post in writing):
(a)    The representations and warranties of the Investor set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any breaches thereof would not reasonably be expected to impair in any material respect the ability of the Investor to perform its obligations under this Agreement.
(b)    The Investor shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed by the Investor on or prior to the Closing Date. The Investor shall have delivered to Post a certificate dated as of the Closing Date and signed by an officer of the Investor certifying the satisfaction of the conditions set forth in Section 7.2(a) and this Section 7.2(b) (the “Investor Compliance Certificate”).

(c)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any of the transactions contemplated by this Agreement and there shall not be in effect any injunction or Order issued by any Governmental Authority of competent jurisdiction prohibiting any of the transactions contemplated by this Agreement.
(d)    Post shall have obtained such agreements and amendments to the Post Credit Agreement as are necessary to permit the Companies to (i) assume the Bridge Loan as of the Effective Time, and (ii) consummate the Permanent Loan promptly after the Closing, in each case, without causing any breach or default under the Post Credit Agreement.
(e)    Not less than seven (7) days prior to the Closing Date, Post shall have received the proceeds of the Bridge Loan of Six Hundred and Twenty-Five Million Dollars ($625,000,000).
(f)    8th Avenue shall have delivered to Post a certificate dated as of the Closing Date and signed by an officer of 8th Avenue certifying that, to the best of such officer’s knowledge, the Permanent Loan (excluding any revolver portion) in an amount at least equal to the amount of the Bridge Loan but not in excess of Six Hundred Forty-Five Million Dollars ($645,000,000), on terms and conditions no less favorable than those set forth on Section 7.1(e) of the Disclosure Schedules, will be available to 8th Avenue promptly following the Closing.
(g)    The applicable waiting period (or extension thereof) related to the transaction contemplated under the applicable Antitrust Laws shall have expired or been terminated.
Section 7.3    Frustration of Closing Conditions. Neither the Investor nor Post may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Closing if such failure (or inability to be satisfied) was caused by such Party’s failure to comply with or perform its obligations under this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Investor and Post;
(b)    by either the Investor or Post, upon written notice to the other Party, if the Closing Date has not occurred on or before February 2, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose material breach of any provision of this Agreement has been the proximate cause of the failure of the Closing to be consummated by the Outside Date;
(c)    by either the Investor or Post, upon written notice to the other Party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)    by the Investor, upon written notice to Post, in the event of a breach by Post of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.1 not being satisfied and (ii) has not been cured prior to the earlier of the Outside Date or the thirtieth (30th) day following the Investor’s delivery of written notice describing such breach to Post; provided, however, that the Investor shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if, at the time of such termination, the Investor is in breach of its obligations under this Agreement such that Post would be entitled to terminate this Agreement pursuant to Section 8.1(e);
(e)    by Post, upon written notice to the Investor, in the event of a breach by the Investor of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.2 not being satisfied and (ii) has not been cured prior to the earlier of the Outside Date or the thirtieth (30th) day following Post’s delivery of written notice describing such breach to the Investor; provided, however, that Post shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time of such termination, Post is in breach of its obligations under this Agreement such that the Investor would be entitled to terminate this Agreement pursuant to Section 8.1(d); or
(f)    by Post, upon written notice to the Investor, if (i) the conditions set forth in Section 7.1 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of the Investor’s failure to effect the Closing) have been satisfied or waived, (ii) the Investor fails to consummate the Closing on or prior to the time that the Closing should have occurred pursuant to Section 3.1 and (iii) Post has delivered the Investor, at least three (3) Business Days prior to such termination, irrevocable written notice that Post stands ready, willing and able to consummate the Closing.
Section 8.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any Party (or any Representative of such Party) to the other Party; provided, however, that the provisions of this Section 8.2 and Article X shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the termination of this Agreement, but subject to the limitations set forth in Section 8.2(b), neither the Investor nor Post shall be relieved or released from any liabilities or damages arising out of its knowing and willful breach of any provision of this Agreement. For the avoidance of doubt, (i) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (ii) the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.2, except as set forth in Section 8.2(b), nothing shall relieve any Party for Fraud.
(b)    Notwithstanding anything herein to the contrary, (x) the maximum aggregate liability of the Investor for any and all Losses or damages suffered by Post, the Companies or any of their respective Affiliates, Representatives or equityholders as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by the Investor or the failure to consummate any of the transactions contemplated by this Agreement (“Post Damages”) shall be limited in the aggregate to an amount equal to the sum of (i) $35,000,000 and (ii) the Collection Costs (collectively, the “Liability Limitation”), and in no event shall Post, the Companies or any of their respective Affiliates, Representatives or equityholders seek or have the right to obtain any Post Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Investor in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby and (y) Post, on behalf of itself and each Company and each of their respective Affiliates, Representatives and equityholders, acknowledges and agrees that they have no claim or right of recovery against, and no personal liability shall attach to, in each case with respect to Post Damages or otherwise, the Investor or any of the Sponsors, or any of their respective former, current or future Representatives, direct or indirect equityholders, controlling persons, general or limited partners, members, managers, stockholders, incorporators, Affiliates, successors or assignees or any former, current or future Representatives, direct or indirect equityholder, controlling person, general or limited partner, member, manager, stockholder, incorporator, Affiliate, successor or assignee of any of the foregoing (each of the foregoing, an “Investor Related Party” and, collectively, the “Investor Related Parties”) through the Investor, or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Investor against the Sponsors or any other Investor Related Party, by the enforcement of any assessment or by any action, by virtue of any applicable Law, or otherwise, other than any claim by Post against (i) the Investor seeking (A) specific performance against the Investor or (B) payment of monetary damages for breach of contract claims only, in each case in this clause (i) in accordance with and, solely to the extent permitted by, this Section 8.2(b) and Section 10.11, or (ii) any Sponsor seeking specific performance of such Sponsor’s obligations to fund its Commitment (as defined in the Equity Commitment Letter) in accordance with, and solely to the extent permitted under, the terms of the Equity Commitment Letter (the foregoing clauses (i) and (ii), the “Non-Prohibited Claims”). The Non-Prohibited Claims, in each case, subject to the conditions and the other limitations described herein (including the Liability Limitation and the requirement that any such claim only be brought by Post as provided in Section 10.11(b)), shall be the sole and exclusive remedy of Post, the Companies, and their respective Affiliates, Representatives or equityholders against the Investor, the Sponsors and any other Investor Related Party in respect of any claims, liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby and shall be without duplication from one to the other, and Post, hereby irrevocably and unconditionally waives any and all other remedies to which its Affiliates, Representatives or equityholders might otherwise be entitled to pursue against the Investor, the Sponsors and any other Investor Related Parties, including any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement or any of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or any of the transactions contemplated hereby or as an inducement to enter into this Agreement or any of the transactions contemplated hereby). As used herein (x) “Post Damages” shall include, to the extent proven and awarded by a court of competent jurisdiction, consequential, incidental and other indirect damages and all documented out-of-pocket expenses (including all professional fees and expenses) incurred by Post and its Affiliates in connection with the transactions contemplated by this Agreement, and (y) “Collection Costs” shall mean, if Post commences a Proceeding against the Investor which results in a judgment against the Investor for any Post Damages, all documented costs and expenses (including attorney’s fees and disbursements) incurred by Post in connection with such Proceeding, together with interest on such amount at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment; provided, that, in the event that the amount of Post Damages proven and awarded by a court of competent jurisdiction equals or exceeds $35,000,000, then the aggregate Collection Costs payable by the Investor shall be limited to One Million Five Hundred Thousand Dollars ($1,500,000), and in any event the aggregate amount of Post Damages and Collection Costs shall not exceed Thirty Six Million Five Hundred Thousand Dollars ($36,500,000).

ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival of Representations and Warranties.
(a)    The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and terminate on the date that is twelve (12) months following the Closing Date, except that the representations and warranties in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), the second sentence of Section 4.7 (Title to Assets; Sufficiency; Condition) (the “Asset Sufficiency Representation”), Section 4.9(g), (i), (k), (l), (m) and (n) (Taxes) and Section 4.22 (Financial Advisors) (collectively, the “Fundamental Representations”) shall survive until the expiration of all applicable underlying statutes of limitations governing the subject matters addressed by such Fundamental Representations. Any covenants that are required to be performed or complied with prior to the Closing shall survive the Closing and terminate on the date that is twelve (12) months following the Closing Date. All covenants that are required to be performed at or after the Closing shall survive the Closing until fully performed.
(b)    Notwithstanding the foregoing, any claim asserted in good faith and in writing by notice to the Party against whom such indemnity may be sought prior to the applicable limitation date (regardless of when the Losses in respect thereof may actually be incurred) shall survive the time at which it would otherwise terminate pursuant to this Article IX and such claim (together with any corresponding representation, warranty or covenant associated with such claim) shall survive until finally resolved.
Section 9.2    Indemnification Obligations and Procedures.
(a)    Indemnification Obligations of Post. From and after the Closing, subject to the limitations set forth herein, Post shall indemnify the Company Indemnified Parties (subject to the last sentence of Section 9.7) and save and hold each of them harmless against and pay on behalf of or reimburse such Company Indemnified Parties for any Losses (regardless of whether or not such Losses relate to any Third Party Claim) which any such Company Indemnified Party may suffer arising from, as a result of, or related to:
(i)    any breach of any representation or warranty set forth in Article IV or in any certificate delivered by Post pursuant to this Agreement, other than any Fundamental Representation;
(ii)    any breach of any Fundamental Representation;
(iii)    any breach of any covenant or agreement of Post set forth in this Agreement and required to be performed prior to or after the closing, or any breach of any covenant or agreement of the Companies set forth in this Agreement and required to be performed prior to the Closing; and
(iv)    any Designated Liability.
(b)    Indemnification Obligations of the Investor. From and after the Closing, subject to the limitations set forth herein, the Investor shall indemnify Post and its successors and permitted assigns (“Post Indemnified Parties”) and hold them harmless against any Losses any such Post Indemnified Party may suffer arising from, as a result of, or related to:
(i)    any breach of any representation or warranty concerning the Investor set forth in Article V or in any certificate delivered by the Investor pursuant to this Agreement; or

(ii)    any breach of any covenant or agreement of the Investor set forth in this Agreement.
(c)    Limitations on Indemnification Obligations of Post. Notwithstanding Section 9.2(a) hereof, Post shall not be required to indemnify the Company Indemnified Parties in respect of any Loss subject to indemnification under Section 9.2(a)(i): (i) with respect to any individual item where the Losses relating to such claim are less than Fifty Thousand Dollars ($50,000) (the “De Minimis Threshold”) (it being agreed, however, that the dollar value of Losses resulting from “individual” occurrences, events or circumstances that relate to or result from the same cause, fact or circumstance will be aggregated for purposes of the De Minimis Threshold) and (ii) unless and until the aggregate of all Losses subject to indemnification under Section 9.2(a)(i) exceeds Two Million Dollars ($2,000,000) (the “Deductible”), in which case Post shall be required to indemnify the Company Indemnified Parties only for such Losses in excess of the Deductible. Except as set forth in this Article IX, the Company Indemnified Parties shall only be entitled to indemnification for Losses under Section 9.2(a)(i) in excess of the Deductible that do not exceed Twenty Million Dollars ($20,000,000) (the “Cap”) and shall only be entitled to indemnification for Losses under Section 9.2(a)(ii) (but only as it relates to the Asset Sufficiency Representation and not, for the avoidance of doubt, any other Fundamental Representation, which shall be limited to the Stock Purchase Price as set forth in the next sentence) that do not exceed, together with Losses under Section 9.2(a)(i), Forty Million Dollars ($40,000,000). The Deductible and, except as provided in the preceding sentence, the Cap shall not apply with respect to any Losses related to any indemnification claim under Sections 9.2(a)(ii)-(iv); provided that Post’s aggregate liability under this Section 9.2 in no event shall exceed an amount equal to the Stock Purchase Price. Post shall not be liable to the Company Indemnified Parties hereunder for any punitive damages, except where such damages are recovered by a third party from a Company Indemnified Party in connection with Losses indemnified hereunder. For purposes of determining the amount of any Losses suffered directly by the Investor (as opposed to any Company) in relation to indemnification pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) (but only as it relates to the Asset Sufficiency Representation) except in the case of Fraud by Post, such Losses shall be calculated by considering the relative ownership of 8th Avenue Common Stock by the Investor as compared to the ownership of 8th Avenue Common Stock by Post immediately after the Closing.
(d)    Manner of Payment. Any indemnification of the Company Indemnified Parties pursuant to this Section 9.2 shall be satisfied, at Post’s election, (i) by payment or reimbursement of the full amount of the indemnified Losses to 8th Avenue, or (ii) by payment of the indemnified Losses (which, in the case of indemnification pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) (but only as it relates to the Asset Sufficiency Representation) except in the case of Fraud by Post, shall be adjusted based on the relative ownership of shares of 8th Avenue Common Stock by the Investor as compared to the ownership of shares of 8th Avenue Common Stock by Post immediately after the Closing) to the Investor and, in either case, shall be effected by wire transfer of immediately available funds from Post to an account designated in writing by 8th Avenue or the Investor, as applicable, within fifteen (15) days after a determination thereof that is binding on Post; provided, however, that if the indemnified Losses relate to Fraud by Post or a breach of a Fundamental Representation, then the election described in clauses (i) and (ii) shall be made by the Investor, not Post. Upon any full payment by Post to 8th Avenue or the Investor in accordance with this Section 9.2(d), Post’s obligations with respect to such claim shall be deemed fully satisfied. Any indemnification of the Post Indemnified Parties pursuant to this Section 9.2 shall be effected by wire transfer of immediately available funds from the Investor, to an account designated in writing by the applicable Post Indemnified Party within fifteen (15) days after a determination thereof that is binding the Investor. Upon any full payment by the Investor to the applicable Post Indemnified Party, in accordance with this Section 9.2(d), the Investor’s obligations with respect to such claim shall be deemed fully satisfied.

(e)    Third Party Claims. If any Person entitled to indemnification under this Section 9.2 (an “Indemnified Party”) receives written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) (each a “Third Party Claim”), the Investor (in the case of a Third Party Claim against any Company Indemnified Party) or Post (in the case of a Third Party Claim against any Post Indemnified Party) shall (subject to Section 9.2(g)) notify the indemnifying Party (an “Indemnifying Party”) of the Third Party Claim in writing reasonably promptly after describing such claim in reasonable detail (to the extent then known) and indicating the estimated amount of Losses (if estimable) that have been or may be sustained by the Indemnified Party. Any Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that, prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be responsible for all Liabilities relating to such claim for indemnification and that (subject to any dollar limitations otherwise set forth herein) such Indemnifying Party shall provide full indemnification to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and provided further, that:
(i)    the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party);
(ii)    the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi‑criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other matter giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) upon petition by the Indemnified Party an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (E) the Indemnified Party reasonably believes that the Losses relating to the claim would not exceed the Deductible or would exceed the maximum amount that such Indemnified Party could then be entitled to recover for such claim under the applicable provisions of Section 9.2;
(iii)    if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, the Indemnified Party will be obligated to pay any monetary damages that are not recoverable pursuant to the indemnification provisions of this Article IX, injunctive or other equitable relief would be imposed against the Indemnified Party or such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such claim, with prejudice; and
(iv)    if the Indemnifying Party is not entitled to, or does not, assume control of such defense pursuant to the preceding provisions of this Section 9.2(e), the Indemnified Party shall control such defense without waiving any right that the Indemnified Party may have against the Indemnifying Party for indemnification pursuant to this Section 9.2.

(f)    Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third Party Claim will be asserted by the Investor (in the case of any such claim against any Company Indemnified Party) or Post (in the case of any such claim against any Post Indemnified Party) giving the Indemnifying Party written notice thereof, which notice (subject to Section 9.2(g)) will describe such claim in reasonable detail (to the extent then known) and indicate the estimated amount of Losses (if estimable) that have been or may be sustained by the Indemnified Party.
(g)    Notice of Claims. A failure to give timely notice or to include any specified information in any notice as provided in this Section 9.2 will not affect the rights or obligations of any Party hereunder, except to the extent that (and only to the extent that), as a result of such failure, any Party which was entitled to receive such notice was materially prejudiced as a result of such failure.
Section 9.3    Recoveries. The amount of any Loss suffered by an Indemnified Party under this Agreement will be reduced by the amount, if any, of the cash recovery (net of reasonable out of pocket expenses incurred in obtaining such recovery and the amount of any retrospective or other current increase in insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses) that the Company Indemnified Parties have actually received with respect thereto under any insurance policies. In addition, the amount indemnifiable hereunder on account of a Loss shall be reduced by the amount of any Liabilities recorded expressly and specifically in the calculation of the Closing Adjustment (with the intent of this provision to merely be to avoid “double counting”).
Section 9.4    Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).
Section 9.5    Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods applicable to the representations, warranties, covenants and agreements contained herein, any limitations on remedies or recoveries or any disclaimers), nothing in this Agreement shall limit or restrict any Indemnified Party’s rights or ability to maintain or recover any amounts in connection with any action or claim based upon Fraud by the other Party in connection with the transactions contemplated hereby.
Section 9.6    Purchase Price Adjustment Treatment. To the extent permitted by applicable Law, all indemnification payments made pursuant to this Article IX shall be treated as adjustments to the consideration received by the parties hereunder.
Section 9.7    Exclusive Remedy. From and after the Closing, the remedies provided by this Article IX, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Company Indemnified Parties and the Post Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement (except (i) as set forth in Section 2.5, Section 2.6, Section 8.2(b), and Section 10.2 hereof), (ii) any claim for equitable or injunctive relief in accordance with the terms of this Agreement and (iii) in the case of claims for Fraud or claims under the other documents and agreements entered into in connection with the transactions contemplated hereby (including the Ancillary Agreements), and the Parties hereto hereby waive, and release one another from, all other remedies, whether under common law or statutory or at equity. Notwithstanding anything to the contrary set forth in this Agreement, the Investor shall have the sole and exclusive right to enforce a claim on behalf of the Company Indemnified Parties under this Article IX, including taking any action on behalf of the Company Indemnified Parties pursuant to Section 9.2(e) or Section 9.2(f).

Section 9.8    Taxes. Anything herein to the contrary notwithstanding, indemnification with respect to Taxes shall be exclusively as set forth in (and governed solely by) the Tax Sharing Agreement, except for any claim arising under Section 9.2(a)(ii) including those related to a breach of Section 4.9; provided, however, that no Company Indemnified Party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder or under the Tax Sharing Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1    Assignment; Benefit. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party; provided that, the Investor may assign its rights and obligations pursuant to this Agreement (in whole or in part) to any Affiliate of the Investor (other than a portfolio company of any Sponsor), provided such assignment shall not impair, delay or prevent the consummation of the transactions contemplated by this Agreement. No assignment by any Party (including any assignments described in the proviso in the preceding sentence) shall relieve such Party of any of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 10.1 shall be null and void. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the Debt Financing Sources may enforce (solely as such provisions relate to the Debt Financing Related Parties) on behalf of the Debt Financing Related Parties (and each is an intended third party beneficiary of) the provisions of this Section 10.1, Section 10.4, Section 10.5, Section 10.6, Section 10.8 and Section 10.13.
Section 10.2    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense; provided, however, that (i) Post shall pay all costs, fees and expenses incurred by 8th Avenue in connection with the Bridge Loan (and such costs, fees and expenses shall (if then accrued or otherwise known) be included as Company Expenses (as contemplated by clause (i) of the definition of Company Expenses) in the calculation of the Closing Adjustment if unpaid as of immediately prior to the Closing) (and, for the avoidance of doubt, any costs, fees and expenses incurred in connection with the Permanent Loan, whether prior to or following the Closing and whether by 8th Avenue or Post, shall be borne solely by 8th Avenue (and such costs, fees and expenses shall not be included as Company Expenses), and (ii) 8th Avenue shall pay a portion of the fees and expenses of each of Post and the Investor in the amounts set forth on Section 10.2 of the Disclosure Schedules (the “Agreed 8th Avenue Expenses”).
Section 10.3    Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to: if to Post: Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, MO 63144; Attention: Diedre J. Gray, EVP, General Counsel and Chief Administrative Officer, Secretary; E-mail: diedre.gray@postholdings.com; with a copy (which shall not constitute notice) to: Lewis Rice LLC, 600 Washington Avenue, Suite 2500, St. Louis, Missouri 63101; Attention: Tom W. Zook; E-mail: tzook@lewisrice.com; if to 8th Avenue: 8th Avenue Food & Provisions, Inc., 1335 Strassner, St. Louis, MO 63144; Attention: John Lavey, Senior Counsel, E-mail: John.Lavey@postholdings.com; if to the Investor: Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, MA 02110; Attention: Jeff Swenson, Douglas Haber and Shari Wolkon; E-mail: JSwenson@THL.com, DHaber@THL.com, SWolkon@THL.com; with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, IL 60654, Attention: Ted M. Frankel, P.C. and Cole Parker; E-mail: ted.frankel@kirkland.com and cole.parker@kirkland.com; or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.

Section 10.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State. Notwithstanding anything herein to the contrary, each Party acknowledges and irrevocably agrees that any Proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Related Party arising out of, or relating to, the transactions contemplated hereby or the transactions contemplated by the Bridge Loan, the Permanent Loan or the agreements and amendments to the Post Credit Agreement referred to in Section 7.1(d) shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 10.5    Jurisdiction.
(a)    Each of the Parties irrevocably agrees that any legal action or proceeding brought by any Party with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any Party with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.5, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) waives, to the fullest extent permitted by Law, any claim that (i) such suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment. Each of the Parties hereto agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 10.3.

(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE BRIDGE LOAN, THE PERMANENT LOAN OR THE AGREEMENTS AND AMENDMENTS TO THE POST CREDIT AGREEMENT REFERRED TO IN SECTION 7.1(d), OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND THE APPELLATE COURTS THEREOF, AND THE PROVISIONS OF SECTION 10.6 SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM.
Section 10.6    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE BRIDGE LOAN, THE PERMANENT LOAN OR THE AGREEMENTS AND AMENDMENTS TO THE POST CREDIT AGREEMENT REFERRED TO IN SECTION 7.1(d)). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE.
Section 10.7    Entire Agreement. This Agreement, the Ancillary Agreements, the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee, the Bridge Loan Commitment Letter, Permanent Loan Term Sheet and other documents to be entered into or executed by the Parties in connection with this Agreement, together with all Exhibits and Schedules hereto and thereto (including the Disclosure Schedules), constitute the entire agreement among the Parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.
Section 10.8    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that notwithstanding anything to the contrary contained herein, Section 10.1, Section 10.4, Section 10.5, Section 10.6, this Section 10.8 and Section 10.13 (and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Debt Financing Related Party without the prior written consent of the Debt Financing Sources.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 10.9    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission or by electronic mail, and a facsimile or electronic copy of this Agreement or of a signature of a Party shall be effective as an original.
Section 10.10    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.11    Specific Performance.
(a)    The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies, even if available, would not be an adequate remedy for any such harm. The Parties agree that (i) each of the Parties shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 10.5 to prevent breaches or threatened breaches of this Agreement or, to the extent provided therein, the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement or, to the extent provided therein, the Equity Commitment Letter, this being in addition to any remedy to which they are entitled pursuant to Section 8.2, Section 10.2 or as otherwise set forth in this Section 10.11, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, and without that right, neither the Investor nor Post would have entered into this Agreement. Each of the Parties agrees that no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy under this Section 10.11, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the Parties also agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.

(b)    The Parties further agree that (i) by seeking the remedies provided for in this Section 10.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages (subject to the Liability Limitation)) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.11 shall require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 10.11 prior to or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination subject to the Liability Limitation), nor shall the commencement of any Proceeding pursuant to this Section 10.11 or anything set forth in this Section 10.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or, subject to the Liability Limitation, pursue any other remedies under this Agreement that may be available at any time; provided that (i) except as provided in the last sentence of this Section 10.11, Post’s termination of this Agreement shall terminate any right of Post to injunctive relief or specific performance hereunder, and (ii) while Post may pursue an award of specific performance under this Section 10.11 to enforce the Investor’s obligation to consummate the Closing, on the one hand, or the payment or recovery of damages triggered by a breach of this Agreement, on the other hand, in no event shall Post or 8th Avenue be entitled to (A) an award of specific performance to cause the Investor to consummate the Closing if this Agreement has been terminated or (B) monetary damages in excess of the Liability Limitation in the event this Agreement has been terminated. For the avoidance of doubt, Post is the only Person that shall be entitled to seek specific performance to cause the Investor to require the Sponsors to fund their Commitments (as defined in the Equity Commitment Letter) and consummate the Closing (subject to the limitations set forth herein and in the Equity Commitment Letter). Notwithstanding anything to the contrary set forth in this Agreement, the Parties further agree that following Post’s valid termination of this Agreement in accordance with Section 8.1, Post shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 10.5 to enforce specifically the Investor’s surviving obligations herein, including with respect to the payment of any damages to which it is entitled under Section 8.2(b).
Section 10.12    Legal Representation.
(a)    In any dispute or proceeding arising after the Effective Time under or in connection with this Agreement or any other agreement contemplated hereby, the Investor agrees that Post shall have the right, at its election, to retain the firm of Lewis Rice LLC (“Lewis Rice”) to represent it in such matter, and the Investor (on behalf of itself, its Affiliates, directors, managers, officers, employees and Representatives and their respective successors and assigns) hereby irrevocably waives and consents to any such representation in any such matter.
(b)    Each of the Parties further agrees that, as to all privileged communications related to the transactions contemplated hereby among Lewis Rice, the Companies and Post, as to which any of them was a client of Lewis Rice, each of them retains all rights to any evidentiary privileges, subject to the privilege law of the applicable jurisdiction related to joint representation.
(c)    In the event of a claim brought by any third party, it is the intention of the Parties that all applicable attorney client, work product and other privileges continue to inure to the benefit of all Persons who held such privileges at the time any privileged communications occurred, and that any such privileged communication may be disclosed to third parties only with the consent of all parties entitled to invoke privilege at the time the communication was made. If any Party or any Company receives a formal or informal demand for a communication which that Party or such Company reasonably believed to be subject to a claim of privilege in favor of any other Party, the Party or such Company that receives the demand shall promptly notify the other Party reasonably believed to have a right to claim such a privilege and the Parties shall use their respective best efforts to resist any attempt by the third party to breach such claim of privilege.
Section 10.13    No Recourse Against Debt Financing Related Parties. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary (except for the last sentence of this Section 10.13), none of the Parties, nor any of their respective Affiliates or their respective Affiliates’ equity holders, partners, members, officers, directors, employees, controlling persons, agents and representatives shall have any recourse (directly or indirectly), rights or claims in connection with this Agreement or the transactions contemplated hereby (including the Bridge Loan, the Permanent Loan and the agreements and amendments to the Post Credit Agreement referred to in

Section 7.1(d)) or any documents or instruments delivered in connection herewith or therewith against any of the Debt Financing Related Parties in connection with the transactions contemplated by this Agreement (including the Bridge Loan, the Permanent Loan and the agreements and amendments to the Post Credit Agreement referred to in Section 7.1(d)), whether by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. In addition, in no event will any of the Debt Financing Related Parties be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For the avoidance of doubt, (i) in no event shall this Section 10.13 apply to Post or 8th Avenue, whether before or after the Closing, and (ii) from and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Post, 8th Avenue, or any of their subsidiaries and any Debt Financing Related Parties entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Transaction Agreement to be duly executed and delivered as of the day and year first above written.

INVESTOR:

THL EQUITY FUND VIII INVESTORS (PB), LLC

By:	/s/ Douglas Haber
Douglas Haber, President

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]

8TH AVENUE:

8TH AVENUE FOOD & PROVISIONS, INC.

By:	/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr., President and Chief Executive Officer

POST:

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Robert V. Vitale, President and Chief Executive Officer

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]